Exhibit 10.1

BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, NY 10036	JPMORGAN CHASE BANK, N.A. J.P. MORGAN SECURITIES LLC 383 Madison Avenue New York, New York 10179

March 11, 2014

The Men’s Wearhouse, Inc.
6380 Rogerdale

Houston, Texas  77072

Attention:  Mr. Jon Kimmins

Project Dapper
Commitment Letter

Ladies and Gentlemen:

The Men’s Wearhouse, Inc. (“you” or the “Borrower”) has advised Bank of America, N.A. (“Bank of America”),  Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “MLPFS”), JPMorgan Chase Bank, N.A. (“JPMCB”) and J.P. Morgan Securities LLC (“J.P. Morgan” and, together with Bank of America, MLPFS and JPMCB, the “Commitment Parties”, “we” or “us”) that you intend to acquire (the “Acquisition”) an entity identified to us as “Dapper” (“Dapper” or the “Target”; the Target collectively with its subsidiaries, the “Acquired Business”).  The Acquisition will be effected through (i) the purchase of shares of common stock of the Target by Java Corp. (a newly formed wholly owned subsidiary of the Borrower) (“Merger Sub”) in the Offer (as defined in the Acquisition Agreement (as defined below)) and (ii) promptly following the closing of the Offer, the merger (the “Merger”) of Merger Sub with and into the Target pursuant to Section 251(h) of the Delaware General Corporation Law, with the Target surviving the Merger as your direct or indirect wholly-owned subsidiary (the date of consummation of the Merger, the “Merger Closing Date”).  In connection with the Acquisition, the Borrower’s and its’ subsidiaries’ existing revolving and term loan credit facilities (the “Existing Credit Facilities”) and all existing indebtedness of the Acquired Business (other than Retained Debt, as defined in Annex IV hereto), will, in each case, be repaid in full, all commitments thereunder will be terminated and the security interests with respect thereto will be released (the “Refinancing”).  The Borrower, the Acquired Business and their respective subsidiaries are sometimes collectively referred to herein as the “Companies”.

You have also advised us that you intend to finance the Acquisition, the Refinancing, the costs and expenses related to the Transaction (as hereinafter defined) and the ongoing working capital and other general corporate purposes of the Companies after consummation of the Acquisition from the following sources (and that no financing other than the financing described herein will be required in connection with the Transaction):  (a) (i) $1,100,000,000 aggregate principal amount of senior secured term B loans (the “Term Loan Facilities”), (b) a $500,000,000 asset-based revolving facility of the Borrower and certain of its subsidiaries (the “ABL Facility”) and (c) $600,000,000 in gross proceeds from the issuance and sale by the Borrower of senior unsecured notes (the “Notes”) or, if the Notes are not issued and sold on or prior to the date of consummation of the Acquisition, $600,000,000 in senior unsecured bridge loans (the “Bridge Loans” and together with any Rollover Loans and Exchange Notes (each, as defined in Annex III-A hereto), the “Bridge Facility” and, collectively with the Term Loan Facilities and the ABL Facility, the “Facilities”) made available to the Borrower as interim financing to the Permanent Securities (as defined in Annex III-A hereto), in each case, less the aggregate amount of equity proceeds received by the Borrower since the date of execution of this Commitment Letter (other than pursuant to management equity incentive plans).  The Acquisition, the Refinancing, the entering into and initial funding of the Term Loan Facilities and the ABL Facility and the issuance of the Notes and/or the entering into of the Bridge Facility, as applicable, and all related transactions are hereinafter collectively referred to as the “Transaction”.  The date of consummation of the Offer is referred to herein as the “Closing Date”.

1.                                      Commitments.  In connection with the foregoing, (a) each of Bank of America and JPMCB is pleased to advise you of its several and not joint commitment to provide 50% of the principal amount of the ABL Facility (in such capacities, the “Initial ABL Lenders”), in each case, subject to the conditions set forth in Annexes I and IV hereto (the “ABL Facility Summary of Terms”); (b)(i) each of Bank of America and JPMCB is pleased to advise you of its several and not joint commitment to provide 50% of the principal amount of the Term Loan Facilities (in such capacities, the “Initial Term Loan Lenders”), in each case, subject to the conditions set forth in Annexes II and IV hereto (the “Term Loan Facilities Summary of Terms”); (c)(i) each of Bank of America and JPMCB is pleased to advise you of its several and not joint commitment to provide 50% of the principal amount of the Bridge Facility (in such capacities, the “Initial Bridge Lenders” ) and, collectively with the Initial ABL Lenders and Initial Term Loan Lenders, the “Initial Lenders”), in each case, subject to the conditions set forth in Annexes III and IV hereto (the “Bridge Summary of Terms” and, collectively with the ABL Facility Summary of Terms and the Term Loan Facilities Summary of Terms, the “Summaries of Terms” and, together with this letter, the “Commitment Letter”); (d)(i) each of J.P. Morgan and MLPFS is pleased to advise you of its willingness, and you hereby engage J.P. Morgan and MLPFS to act as joint lead arrangers and joint bookrunning managers (in such capacity, the “ABL Lead Arrangers”) for  the ABL Facility, and in connection therewith to form a syndicate of lenders for the ABL Facility (collectively, the “ABL Lenders”), in consultation with you and reasonably acceptable to you, (ii) each of J.P. Morgan and MLPFS is pleased to advise you of its willingness, and you hereby engage each of J.P. Morgan and MLPFS to act as joint lead arrangers and joint bookrunning managers (in such capacities, the “Term Lead Arrangers”) for the Term Loan Facilities, and in connection therewith to form a syndicate of lenders for the Term Loan Facilities (collectively, the “Term Lenders”), in consultation with you and reasonably acceptable to you and (iii) each of J.P. Morgan and MLPFS is pleased to advise you of its willingness, and you hereby engage each of J.P. Morgan and MLPFS to act as joint lead arrangers and joint bookrunning managers (in such capacities, the “Bridge Lead Arrangers”), and collectively with the ABL Lead Arrangers and Team Lead Arrangers, the “Arrangers”) for the Bridge Facility, and in connection therewith to form a syndicate of lenders for the Bridge Facility (collectively, the “Bridge Lenders” and, collectively with the ABL Lenders and the Term Lenders, the “Lenders”).  It is understood and agreed that (u) J.P. Morgan shall have “top left” placement and Merrill Lynch shall have “top right” placement in any listing of the ABL Lead Arrangers, (v) J.P. Morgan shall have “top left” placement and Merrill Lynch shall have “top right” placement in any listing of the Term Lead Arrangers, (w) Merrill Lynch shall have “top left” placement and J.P. Morgan shall have “top right” placement in any listing of the Bridge Lead Arrangers, (x) JPMCB shall act as administrative agent for the ABL Facility (in such capacity, the “ABL Administrative Agent”), (y) JPMCB shall act as administrative agent for the Term Loan Facilities (in such capacity, the “Term Administrative Agent”) and (z) Bank of America shall act as administrative agent for the Bridge Facility (in such capacity, the “Bridge Administrative Agent” and, collectively with the ABL Administrative Agent and the Term Administrative Agent, the “Administrative Agents”).  Notwithstanding anything to the contrary contained herein, the commitments of the Initial Lenders with respect to the initial

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fundings of the Facilities will be subject only to the satisfaction (or waiver by the Initial Lenders) of the conditions precedent set forth in paragraph 5 hereof.  All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summaries of Terms.

You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Facilities unless you and we shall so agree.

2.                                      Syndication.  The Lead Arrangers intend to commence syndication of the Facilities promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter (as hereinafter defined); provided that we agree not to syndicate our commitments to certain banks, financial institutions and other institutional lenders and any competitors (or Known Affiliates (as defined below) of competitors) of the Companies, in each case, that have been specified to us by you in writing prior to the date hereof (collectively, “Disqualified Lenders”); provided, further, that you, upon reasonable notice to us after the date hereof, shall be permitted to supplement in writing the list of persons that are Disqualified Lenders to the extent such supplemented person is or becomes a competitor or a Known Affiliate of a competitor of the Companies, which supplement shall be in the form of a list provided to us and become effective upon delivery to us, but which supplement shall not apply retroactively to disqualify any parties that have previously acquired an assignment in the loans under any of the Facilities.  As used herein, “Known Affiliates” of any person means, as to such person, known affiliates readily identifiable by name, but excluding any affiliate that is a bona fide debt fund or investment vehicle that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit or securities in the ordinary course and with respect to which the Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.  Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability of the Facilities on the Closing Date.  You agree, prior to the Syndication Date (as hereinafter defined), to actively assist, and to use your commercially reasonable efforts to cause the Acquired Business to actively assist, the Lead Arrangers in achieving a syndication of each of the Facilities that is reasonably satisfactory to the Lead Arrangers and you until the Syndication Date (as defined below); provided that, notwithstanding each Lead Arranger’s right to syndicate the Facilities and receive commitments with respect thereto, it is agreed that (i) syndication of, or receipt of commitments or participations in respect of, all or any portion of an Initial Lender’s commitments hereunder prior to the date of the consummation of the Acquisition and the date of the initial funding under the Facilities shall not be a condition to such Initial Lender’s commitments and (ii) (a) except as you in your sole discretion may otherwise agree in writing,  no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding of the Facilities has occurred; (b) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Facilities until after the initial funding of the Facilities; and (c) each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred and the initial funding under the Facilities has been made.  Such assistance shall include (a) your providing and (subject to customary non-reliance agreements) causing your advisors to provide, and using your commercially reasonable efforts to cause the Acquired Business, its subsidiaries and its advisors to provide, the Lead Arrangers and the Lenders upon request with all information reasonably deemed necessary by the Lead Arrangers to complete such

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syndication, including, but not limited to (x) information and evaluations prepared by you, the Acquired Business and your and its advisors, or on your or its behalf, relating to the Transaction as may be reasonably requested by us (including the Projections (as hereinafter defined), (y) customary forecasts prepared by management of the Borrower of balance sheets, income statements and cash flow statements for each fiscal quarter for the first twelve months following the Closing Date and for each year commencing with the first fiscal year following the Closing Date and for each of the succeeding five fiscal years thereafter, and (z) your using commercially reasonable efforts to prepare customary availability forecasts of the Companies for the ABL Facility as of the last day of each fiscal month for the first twelve months following the Closing Date; (b) your preparation of a customary information memorandum with respect to each of the Facilities (each, an “Information Memorandum”) and other customary materials to be used in connection with the syndication of each such Facility (collectively with the Summaries of Terms and any additional summary of terms prepared for distribution to Lenders, the “Information Materials”); (c) your using your commercially reasonable efforts to provide Information Memoranda for each of the Facilities no later than 15 business days after the date of the Commitment Letter and making your management available to participate in the marketing of the Facilities promptly following completion of such Information Memoranda; (d) your using commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing lending relationships and the existing banking relationships of the Acquired Business; (e) your using commercially reasonable efforts to obtain, prior to April 4, 2014, monitored public corporate credit or family ratings (but not any specific rating) for you after giving effect to the Transaction and ratings of the Term Loan Facilities, the Bridge Facility and the Notes from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (“S&P”) (collectively, the “Ratings”); (f) until the Syndication Date, your ensuring, and with respect to the Acquired Business, using your commercially reasonable efforts to ensure, that none of the Companies shall syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any competing debt of the Companies (other than the Facilities), including any renewals or refinancings of any existing debt or consummate any acquisition or disposition outside the ordinary course of business (it being understood that (i) any disposition made for purposes of financing a portion of the Transaction shall be deemed to be outside the ordinary course of business, (ii) the disposition of K&G Men’s Company, Inc. shall be permitted and (iii) a disposition expressly required pursuant to Section 6.4 of the Acquisition Agreement as in effect on the date hereof shall be permitted), in each case, that, in the reasonable judgment of the Lead Arrangers, could reasonably be expected to materially and adversely affect the syndication of the Facilities without the prior written consent (not to be unreasonably withheld) of the Lead Arrangers (it being understood that ordinary course working capital borrowings under the existing revolving credit facility of the Borrower shall be permitted); and (f) your otherwise assisting the Lead Arrangers in their syndication efforts, including by making appropriate officers and advisors of you, and using your commercially reasonable efforts to make the officers and advisors of the Acquired Business, available from time to time upon reasonable advance notice to attend and make presentations regarding the business and prospects of the Companies and the Transaction at one or more meetings of prospective Lenders.  Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the obtaining of the Ratings referenced above nor the compliance with any of the other provisions set forth in clauses (a) through (f) above or any other provision of this paragraph shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.

It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication of the Facilities in consultation with you and, as to the selection of Lenders under the ABL Facility, with your approval (such approval not to be unreasonably withheld or delayed), and any titles offered to prospective Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders.  It is understood that no Lender participating in the Facilities will receive

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compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summaries of Terms, without the consent of the Lead Arrangers.  It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arrangers.  It is further understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement of successful completion of syndication of the Facilities constitute a condition to availability of the Facilities on the Closing Date.

3.                                      Information Requirements.  You hereby represent, warrant and covenant (with respect to Information relating to the Acquired Business, to the best of your knowledge) that (a) all written factual information, other than Projections (as defined below) and other forward-looking information or information of a general economic or industry nature, that has been or is hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives in connection with any aspect of the Transaction (including such information, to the best of your knowledge, relating to the Acquired Business) (the “Information”) is and will be complete and correct when taken as a whole, in all material respects, and does not and will not, taken as a whole, contain any untrue statement of a fact or omit to state a fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading (after giving effect to all supplements and updates with respect thereto) and (b) all financial projections concerning the Companies that have been or are hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives (the “Projections”) (to the best of your knowledge, in the case of Projections provided by the Acquired Business) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time provided (it being understood and agreed that the Projections are as to future events and are not to be viewed as facts or a guarantee of financial performance or achievement, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that actual results may differ from the Projections and such differences may be material).  You agree that if at any time prior to the later of (a) the earlier of (i) the date on which a Successful Syndication (as defined in the Fee Letter) is achieved and (ii) 60 days following the Closing Date (the earlier of such dates, the “Syndication Date”) and (b) the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented (or in the case of Information or Projections relating to the Acquired Business, you will promptly notify the Lead Arrangers upon becoming aware that any such Information or Projections are incorrect in any material respect and will use commercially reasonable efforts to supplement), the Information and Projections so that such representations (to the best of your knowledge, in the case of the Acquired Business) will be correct in all material respects at such time. In issuing this commitment and in arranging and syndicating each of the Facilities, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof.  For the avoidance of doubt, nothing in this paragraph will constitute a condition to the availability of the Facilities on the Closing Date.

You acknowledge that (a) the Lead Arrangers on your behalf will make available Information Materials to the proposed syndicates of Lenders by posting the Information Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Companies, their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities.  If requested, you will assist the Lead Arrangers in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

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Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide the Lead Arrangers with a customary letter authorizing the dissemination of the Information Materials; and (b) to prospective Public Lenders, you shall provide the Lead Arrangers with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom.  In addition, you hereby agree that (x) you will use commercially reasonable efforts to identify (and, at the request of the Lead Arrangers or any Administrative Agent (or their respective affiliates), shall identify) that portion of the Information Materials that may be distributed to the Public Lenders by clearly and conspicuously marking the same as “PUBLIC”; (y) all Information Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Lead Arrangers and the Administrative Agents (and their respective affiliates) shall be entitled to treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

You agree that the Lead Arrangers and the Administrative Agents (and their respective affiliates) on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Lead Arrangers and Administrative Agents in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders:  (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Facilities and (c) drafts approved in writing by you and the Administrative Agents (or their respective affiliates) and final versions of definitive documents with respect to the Facilities.  If you advise the Lead Arrangers and the Administrative Agents that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arrangers and the Administrative Agents will not distribute such materials to Public Lenders without further discussions with you.  You agree that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

4.             Fees and Indemnities.

(a)           You agree to reimburse the Commitment Parties from time to time upon receipt of a reasonably detailed invoice therefor for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, the reasonable and documented out-of-pocket fees, disbursements and other out-of-pocket expenses of (x) one firm of lead counsel to the Commitment Parties (it being understood and agreed that Cahill Gordon & Reindel LLP shall act as counsel to the Commitment Parties), (y) one firm of local counsel in each relevant jurisdiction reasonably retained by the Administrative Agents and (z) solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected Commitment Parties similarly situated and reasonable and documented out-of-pocket due diligence expenses) incurred in connection with the Facilities, the syndication thereof, the preparation of the Credit Documentation (as defined below) therefor and the other transactions contemplated hereby, whether or not the Closing Date occurs or any of the Credit Documentation is executed and delivered or any extensions of credit are made under either of the Facilities. Such amounts shall be paid on the earlier of (i) the Closing Date or (ii) three (3) business days following the termination of this Commitment Letter as provided below.  You acknowledge that the Administrative Agents may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.  You agree to pay the fees set forth in the separate fee letter addressed to you dated the date hereof from the Commitment Parties (the “Fee Letter”).

(b)           You also agree to indemnify and hold harmless each of the Commitment Parties, each other Lender and each of their affiliates, successors and assigns and their respective partners, officers, directors, employees, trustees, agents, advisors, controlling persons and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are

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incurred for) any and all claims, damages, losses, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, the reasonable and documented fees, disbursements and other charges of counsel to any Indemnified Party) (without duplication) of amounts payable by you pursuant to clause (a) above) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any of the other transactions contemplated thereby or (b) the Facilities, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense (A) is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct, (B) arises from a material breach of such Indemnified Party’s obligations hereunder or (C) arises from a proceeding by an Indemnified Party against an Indemnified Party (other than an action involving (i) alleged conduct by you or any of your affiliates or (ii) against an arranger or administrative agent in its capacity as such).  In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated.  You also agree that (x) no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you, the Acquired Business, or your or their subsidiaries or affiliates or to your or their respective equity holders or creditors or any other person arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s (i) gross negligence, bad faith or willful misconduct or (ii) a material breach of such Indemnified Party’s obligations hereunder. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person), and that the Commitment Parties shall be severally liable solely in respect of their respective commitments to the Facilities and agreements set forth herein, on a several, and not joint, basis with any other Lender.  Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Party as determined by a final non-appealable judgment of a court of competent jurisdiction. You shall not, without the prior written consent of an Indemnified Party, such consent not to be unreasonably withheld, effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission of liability. You shall not be liable for any settlement of any Proceeding affected without your written consent (which consent shall not be unreasonably withheld).

It is acknowledged that you and MLPFS and J.P. Morgan have entered into an Engagement Letter dated October 9, 2013 (the “Financial Advisor Engagement Letter”) whereby MLPFS and J.P. Morgan have been retained by you as your financial advisors in connection with the Acquisition.  You agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of MLPFS and J.P. Morgan under the Financial Advisory Engagement Letter, and on the other hand, MLPFS, J.P. Morgan and their respective affiliates’ relationships with you as described and referred to in this Commitment Letter.

5.             Conditions to Financing.  The commitment of each Initial Lender with respect to the initial funding of each Facility is subject solely to (a) the satisfaction of each of the conditions set forth in Annex IV hereto and (b) the execution and delivery of definitive credit documentation by all

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parties thereto with respect to each such Facility consistent with this Commitment Letter and the Fee Letter and subject to the Funds Certain Provisions and giving effect to the ABL Documentation Standard (as defined in Annex I), the Term Loan Documentation Standard (as defined in Annex II) and the Bridge Loan Documentation Standard (as defined in Annex III, collectively, the “Documentation Standards”) (the “Credit Documentation”) prior to such initial funding.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (a) the Credit Documentation shall be in a form such that the terms thereof do not impair availability of the Facilities on the Closing Date if the conditions in this paragraph 5 shall have been satisfied, (b) the only representations and warranties the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be those set forth in paragraph (ii) of Annex IV hereto and (c) the only collateral the provision or perfection of a security interest in which will be a condition to the availability of the Facilities on the Closing Date shall be the collateral described in paragraph (ii) of Annex IV hereto.  The provisions of this paragraph are referred to herein as the “Funds Certain Provisions”.

Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter and, to the extent applicable, the Fee Letter, it being acknowledged and agreed that the funding of the Facilities is subject only to the conditions precedent as provided herein.  For clarity, all terms referenced herein to being defined in the Credit Documentation shall be defined in accordance with the Documentation Standards.

6.             Confidentiality and Other Obligations.  This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and may not be disclosed in whole or in part to any person or entity without the prior written consent of the Commitment Parties except (i) this Commitment Letter and the Fee Letter may be disclosed (A) on a confidential basis to your directors, officers, employees, accountants, attorneys and other representatives and professional advisors who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (B) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or stock exchange requirement or compulsory legal process (in which case you agree to inform the Commitment Parties promptly thereof prior to such disclosure to the extent permitted by applicable law), and (C) on a confidential basis to the directors, officers, employees, accountants, attorneys and other representatives and professional advisors of the Acquired Business; provided that the Fee Letter is redacted in a manner reasonably satisfactory to the Commitment Parties, (ii) Annex I, Annex II and Annex III and the existence of this Commitment Letter and the Fee Letter (but not the contents of the Commitment Letter and the Fee Letter) may be disclosed to Moody’s, S&P and any other rating agency on a confidential basis, (iii) the aggregate amount of the fees (including upfront fees and original issue discount) payable under the Fee Letter may be disclosed as part of generic disclosure regarding sources and uses for closing of the Acquisition (but without disclosing any specific fees, market flex or other economic terms set forth therein or to whom such fees or other amounts are owed), (iv) the Commitment Letter and the Fee Letter may be disclosed on a confidential basis to your auditors for customary accounting purposes, including accounting for deferred financing costs, (v) to the directors, officers, attorneys and other professional advisors of the Target on a confidential “need to know” basis in connection with the Transaction; provided that any disclosure of the Fee Letter and the contents thereof shall be redacted in a manner satisfactory to the Commitment Parties, (vi) you may disclose the Commitment Letter (but not the Fee Letter) and its contents in any information memorandum or syndication distribution, as well as in any proxy statement or other public filing relating to the

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Acquisition or the Facilities, and (vii) the Commitment Letter and Fee Letter may be disclosed to a court, tribunal or any other applicable administrative agency or judicial authority in connection with the enforcement of your rights hereunder (in which case you agree to inform the Commitment Parties promptly thereof prior to such disclosure to the extent permitted by applicable law).

The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transaction and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Commitment Party agrees to inform you promptly thereof to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by such Commitment Party, (iv) to such Commitment Party’s affiliates, employees, legal counsel, independent auditors and other experts, professionals or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by such Commitment Party, (viii) to potential Lenders, participants, assignees or any direct or indirect contractual counterparties to any swap or derivative transaction relating to you or your obligations under the Facilities (other than a Disqualified Lender), in each case, who agree to be bound by the terms of this paragraph (or language not less restrictive than this paragraph or as otherwise reasonably acceptable to you and such Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material), (ix) to Moody’s and S&P and to Bloomberg, LSTA and similar market data collectors with respect to the syndicated lending industry; provided that such information is limited to Annex I, Annex II and Annex III and is supplied only on a confidential basis, or (x) with your prior written consent.  This paragraph shall terminate on the earlier of (a) the initial funding under the Facilities and (b) the second anniversary of the date of the Commitment Letter.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours.  The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Companies and their respective affiliates with the same degree of care as they treat their own confidential information.  The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that:  (i) each of the Facilities and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with the financing transactions contemplated hereby and the process leading to such transactions, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or any of your

9

affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the financing transactions contemplated hereby or the process leading thereto, and the Commitment Parties have no obligation to you or your affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter, and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law and without limiting the provisions of paragraph 4(b), you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any financing transaction contemplated by this Commitment Letter.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies you and the Guarantors, which information includes the name and address of such person and other information that will allow the Commitment Parties, as applicable, to identify each such person in accordance with the U.S.A. Patriot Act.

7.             Survival of Obligations.  The provisions of paragraphs 2, 3, 4, 6 and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, provided that (i) the provisions of paragraphs 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated by any party hereto prior to the effectiveness of any of the Facilities, (ii) if any of the Facilities close and the Credit Documentation is executed and delivered the provisions of paragraphs 2 and 3 shall survive only until the Syndication Date.

8.             Miscellaneous.  This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original.  Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof.  Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles that would result in the application of any other laws other than the state of New York; provided that, notwithstanding the foregoing, it is understood and agreed that (a) interpretation the definition of “Target Material Adverse Effect” (as defined in Annex IV) or the equivalent term under the Acquisition Agreement and whether a Target Material Adverse Effect (or the equivalent term) has occurred, (b) the determination of the accuracy of any Acquisition Agreement Representation (as defined in Annex IV) and whether as a result of any inaccuracy thereof you have the right (taking into account any applicable cure provisions) to terminate your obligations under the Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.  Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating

10

to this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof.  Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court.  The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute.  Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction the applicable party is or may be subject by suit upon judgment.

This Commitment Letter, together with the Fee Letter, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Facilities and supersedes all prior agreements and understandings relating to the subject matter hereof.  No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter.  Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties).  Each Commitment Party may assign its commitment hereunder, in whole or in part, to any of its affiliates or, subject to the provisions of this Commitment Letter, to any Lender; provided that, other than with respect to an assignment to which you otherwise consent in writing (which consent, in the case of an assignment by a Commitment Party to its affiliates, shall not be unreasonably withheld by you), such Commitment Party shall not be released from the portion of its commitment hereunder so assigned to the extent such assignee fails to fund the portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction of the conditions to funding set forth herein.

Please indicate your acceptance of the terms of the Facilities set forth in this Commitment Letter and the Fee Letter by returning to the Lead Arrangers executed counterparts of this Commitment Letter and the Fee Letter not later than 5:00 p.m. (New York City time) on March 11, 2014, whereupon the undertakings of the parties with respect to the Facilities shall become effective to the extent and in the manner provided hereby.  This offer shall terminate with respect to the Facilities if not so accepted by you at or prior to that time.  Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire, unless extended by us in our sole discretion, on the earliest of (a) 11:59 p.m., New York City time, on September 30, 2014, unless the Closing Date occurs on or prior thereto, (b) as to any Facility, the consummation of the Offer without the use of such Facility and (c) the termination of the Acquisition Agreement.

[The remainder of this page intentionally left blank.]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Adam Cady
	Name:	Adam Cady
	Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Adam Cady
	Name:	Adam Cady
	Title:	Managing Director

Signature Page to Commitment Letter - 1

JPMORGAN CHASE BANK, N.A.

By:	/s/ John Kushnerick
	Name:	John Kushnerick
	Title:	Vice President

J.P. MORGAN SECURITIES LLC

By:	/s/ J.W. Price
	Name:	J. W. Price
	Title:	Managing Director

Signature Page to Commitment Letter - 2

The provisions of this Commitment Letter are accepted and agreed to as of the date first written above:

THE MEN’S WEARHOUSE, INC.

By:	/s/ Jon W. Kimmins
	Name:	Jon W. Kimmins
	Title:	Chief Financial Officer

Signature Page to Commitment Letter - 3

ANNEX I

SUMMARY OF INDICATIVE TERMS AND CONDITIONS
$500,000,000 ABL FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I is attached.

BORROWERS:

The Men’s Wearhouse, Inc., a Texas corporation (the “Lead Borrower”) and Moores The Suit People Inc., a corporation organized under the laws of New Brunswick, (the “Canadian Borrower” and, together with the Lead Borrower, the “Borrowers”).  The Lead Borrower shall be jointly and severally liable for all obligations of the Canadian Borrower.

GUARANTORS:

The obligations of the Borrowers under the ABL Facility (including cash management, interest rate protection, other hedging arrangements, and other bank products entered into with a Lender (or any affiliate thereof) will be jointly and severally guaranteed by each of the existing and future direct and indirect wholly-owned U.S. subsidiaries of the Lead Borrower (but excluding (i) unrestricted subsidiaries, (ii) immaterial subsidiaries (to be defined in a mutually acceptable manner as to individual and aggregate revenues or assets excluded), (iii) any subsidiary that is prohibited, but only so long as such subsidiary would be prohibited, by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or existing at the time of acquisition thereof after the Closing Date (so long as such prohibition did not arise as part of such acquisition), in each case, from guaranteeing the ABL Facility or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee under the ABL Facility unless such consent, approval, license or authorization has been received (but without obligation to seek the same), (iv) any direct or indirect subsidiary of a “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”), (v) any domestic subsidiary with no material assets other than equity interests of one or more foreign subsidiaries that are CFCs (a “Disregarded Domestic Person”), (vi) not-for-profit subsidiaries (collectively, the “U.S. Guarantors”). In addition, the ABL Facility Documentation will contain carve outs for “non-ECP Guarantors”, consistent with the standard LSTA provisions. Additionally, wholly-owned Canadian subsidiaries of the Lead Borrower (excluding the Canadian Borrower and those subsidiaries described in clauses (i), (ii), (iii) and (vi) above) shall guarantee the obligations of the Canadian Borrower (the “Canadian Guarantors” and, together with the U.S. Guarantors, the “Guarantors”). All guarantees will be guarantees of payment and not of collection. The Target and its subsidiaries included in the Acquired Business that are not excluded from the foregoing requirements pursuant to the terms described above shall be required to become Guarantors (and grant liens in their assets constituting Collateral that can be perfected by filing UCC financing statements) on the Closing Date. Notwithstanding

Annex I-1

the foregoing, it is understood and agreed that neither the Target nor any of its subsidiaries shall be required to be Guarantors until the Merger is consummated on the Merger Closing Date.

ABL ADMINISTRATIVE
AGENT AND
COLLATERAL AGENT:	JPMCB (including acting through its branches and affiliates) will act as sole administrative agent and as collateral agent for the ABL Facility (in such capacities, the “ABL Administrative Agent”).

JOINT LEAD ARRANGERS
AND BOOKRUNNERS:	J.P. Morgan and Merrill Lynch will act as joint lead arrangers and joint bookrunners for the ABL Facility (the “ABL Lead Arrangers”).

LENDERS:

Bank of America, JPMCB and a syndicate of other banks and financial institutions selected by the ABL Lead Arrangers and agreed to by the Lead Borrower, excluding any Disqualified Lenders (collectively, the “ABL Lenders”).

LETTER OF CREDIT ISSUER:	JPMCB and any other ABL Lender that consents to issuing Letters of Credit that is designated by the Lead Borrower with the consent of the ABL Administrative Agent.

ABL
FACILITY:

An aggregate principal amount of up to $500,000,000 (as increased or reduced in accordance with the terms hereof, the “Loan Cap”) will be available to the Borrowers through a senior secured revolving credit facility (the “ABL Facility”), which will include (i) a $150,000,000 sublimit for the issuance of letters of credit on customary terms (each a “Letter of Credit”), and (ii) a $50,000,000 sublimit for swing line loans on customary terms (each a “Swing Line Loan”). A sublimit to be agreed will be available for Loans and Letters of Credit in Canadian Dollars, Euro and Sterling.

AVAILABILITY:

Up to $150,000,000 of advances will, subject to the Loan Limit, be available under the ABL Facility on the Closing Date and the Merger Closing Date to finance the Acquisition and the Refinancing plus, at the Lead Borrower’s election, an additional amount sufficient to fund any original issue discount or upfront fees required to be funded in connection with the exercise of the “Market Flex” provisions set forth in the Fee Letter; provided that the Borrowers may, subject to the Loan Limit, issue Letters of Credit under the ABL Facility on the Closing Date solely to replace (including by grandfathering) or backstop existing letters of credit under the applicable Existing Credit Facility.

ABL DOCUMENTATION
STANDARD:

The Credit Documentation for the ABL Facility (i) shall be based upon senior secured asset-based revolving credit facilities for similar borrowers with appropriate modifications to baskets and materiality thresholds to reflect the size, leverage and ratings of the Lead Borrower after giving effect to the Acquisition, (ii) shall contain the terms and conditions set

Annex I-2

forth in this ABL Summary of Terms, (iii) shall reflect the operational and strategic requirements of the Lead Borrower and its subsidiaries in light of their size, industries and practices and (iv) shall reflect the customary agency and operational requirements of the ABL Administrative Agent (collectively, the “ABL Documentation Standard”), in each case, subject to the Funds Certain Provisions. The Credit Documentation shall, subject to the “market flex” provisions contained in the Fee Letter, contain only those conditions to borrowing, mandatory prepayments, representations and warranties, covenants and events of default expressly set forth in this ABL Summary of Terms, in each case, applicable to the Lead Borrower and its subsidiaries and, subject to the ABL Documentation Standard and certain other limitations as set forth herein, with standards, qualifications, exceptions and grace and cure periods consistent with the ABL Documentation Standard.

SWINGLINE OPTION:

Swing Line Loans will be made available by the ABL Administrative Agent on a same day basis for the Borrowers and in minimum amounts to be agreed. Each ABL Lender shall be irrevocably and unconditionally obligated to purchase, under certain circumstances, a participation in each Swing Line Loan on a pro rata basis based on its commitment under the ABL Facility.

If any ABL Lender becomes a Defaulting Lender, then the letter of credit and swing line exposure of such Defaulting Lender will automatically be reallocated among the non-Defaulting Lenders pro rata in accordance with their commitments under the ABL Facility up to an amount but only to the extent that, after such reallocation, the revolving credit exposure of each non-Defaulting Lender does not exceed its respective commitment. The Letter of Credit Issuer and Swing Line Lender may require the Borrowers to repay such “uncovered” exposure in respect of the letters of credit and Swing Line Loans and will have no obligation to issue new letters of credit or Swing Line Loans to the extent such letters of credit or Swing Line Loans would exceed the commitments of the non-Defaulting Lenders.

INCREASE OPTION:

Provided that no default or event of default then exists or would arise therefrom, upon notice to the ABL Administrative Agent, the Borrowers may request from the existing ABL Lenders and/or prospective lenders that are eligible assignees under the ABL Facility increases from time to time in the ABL Facility by an aggregate amount for all such increases not exceeding $150,000,000 (any such increase, a “Commitment Increase”); provided that any such request for a Commitment Increase shall be in a minimum amount to be agreed. Any Commitment Increase shall be on the same terms and conditions as the ABL Facility (other than the payment of any upfront or other fees paid to the ABL Lenders participating in the Commitment Increase in amounts agreed to between the Borrowers and such ABL Lenders). None of the existing ABL Lenders shall have an obligation to increase their respective commitments to satisfy the Borrowers’ requested increase in the ABL Facility. Any Commitment Increase shall be subject to, among other conditions: (i) the execution

Annex I-3

and delivery of joinder documentation by any new ABL Lender in form and substance reasonably acceptable to the ABL Administrative Agent, (ii) delivery by legal counsel to the Borrowers of any legal opinions to the extent reasonably requested by ABL Administrative Agent, and (iii) payment by the Borrowers of all fees and expenses incurred in connection with such Commitment Increase (including any customary breakage costs, as applicable). Outstandings under the ABL Facility shall be reallocated among the ABL Lenders in accordance with their new percentage shares following any exercise of the Increase Option.

PURPOSE:

The proceeds of the ABL Facility shall be used (i) for working capital, capital expenditures, and other lawful corporate purposes (including but not limited to acquisitions, investments and restricted payments to the extent permitted under the ABL Credit Documentation); (ii) to consummate the Refinancing; and (iii) for transaction costs in connection with the Acquisition.

INTEREST RATES:	As set forth in Addendum I.

MATURITY:	The ABL Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full five (5) years after the Closing Date.

AVAILABILITY:

The aggregate principal amount of loans, including Swing Line Loans and Letters of Credit outstanding under the ABL Facility, shall not exceed the lesser of the Loan Cap and the Borrowing Base (as defined below) (the lesser of the Loan Cap and the Borrowing Base, the “Loan Limit”).

“Availability” shall mean, at any given time, an amount equal to the Loan Limit, less the principal amount of the loans, including Swing Line Loans and Letters of Credit, outstanding under the ABL Facility.

“Borrowing Base” shall mean the sum of (i) 90% of the appraised net orderly liquidation value of eligible inventory (including eligible in-transit inventory) owned by the Lead Borrower and the U.S. Guarantors, plus (ii) 85% of eligible accounts receivable owned by the Lead Borrower and the Guarantors, plus (iii) 90% of the eligible credit card receivables owned by the Borrower and the Guarantors, plus (iv) 100% of qualified cash that is under the sole dominion of the ABL Administrative Agent (and which may not be withdrawn unless the Borrowers are in pro forma compliance with the Loan Cap), less (v) such Reserves (to be defined in the ABL Credit Documentation) as the ABL Administrative Agent may establish in its Reasonable Credit Judgment from time to time. Additionally, assets of the Canadian Borrower and the Canadian Guarantors shall, subject to the Loan Cap, be available as the basis for additional Loans and Letters of Credit to the Canadian Borrower under the formula set forth above. “Reasonable Credit Judgment” means a determination made in good faith and in the exercise of reasonable business judgment from the perspective of an asset-based lender.

Annex I-4

The initial reserves on the Closing Date and the definitions of “eligible credit card receivables”, “eligible inventory” and “eligible in-transit inventory” shall be mutually and reasonably agreed by the ABL Administrative Agent and the Borrowers based upon the results of the ABL Administrative Agent’s due diligence, including, without limitation, a commercial finance examination and an inventory appraisal.

Notwithstanding the foregoing, to the extent the ABL Administrative Agent has not completed a field examination of,  and has not received an inventory appraisal for, the Borrower or any Guarantor prior to the Closing Date (any such entity an “Affected Entity”), assets of such Affected Entity that would otherwise be eligible for inclusion of the Borrowing Base shall not be subject to the advance rates set forth above until such field examination and appraisal are completed but instead the Borrowing Base shall be calculated separately for the Borrower and the Guarantors that are not Affected Entities and then shall be increased by the an amount equal to the sum of (i) 50% of the book value of inventory of such Affected Entity so long as the ABL Facility has a first priority security interest in such inventory, (ii) 70% of the accounts receivable of such Affected Entity so long as the ABL Facility has a first priority security interest in such accounts receivable, and (iii) 70% of the face amount of credit card receivables of such Affected Entity so long as the ABL Facility has a first priority security interest in such credit card receivables for up to 60 days less (iv) such Reserves (to be defined in the ABL Credit Documentation) as the ABL Administrative Agent may establish in its Reasonable Credit Judgment; provided that if the field examination and inventory appraisal with the respect to each Affected Entity have not been completed by the 60th day after the Closing Date, the Borrowing Base shall thereafter not include any amount in respect of the assets of such Affected Entity until such field examination and inventory appraisal are completed.

OPTIONAL PREPAYMENTS
AND COMMITMENT
REDUCTIONS:

The Borrowers may repay the loans under the ABL Facility at any time and from time to time without premium or penalty (other than breakage costs (but not loss of margin) with respect to LIBOR loans, if applicable), in minimum principal amounts and with customary notice requirements to be mutually agreed upon.

The Borrowers may reduce the unutilized portion of the commitments in respect of the ABL Facility at any time and from time to time, or terminate the ABL Facility, in each case, without premium or penalty, in minimum principal amounts to be mutually agreed upon by the Borrowers and the ABL Administrative Agent and subject to customary notice requirements to be mutually agreed upon.

MANDATORY
PREPAYMENTS:	If at any time the sum of the principal amount of outstanding borrowings and outstanding Letters of Credit under the ABL Facility exceeds the

Annex I-5

lesser of (i) the Borrowing Base as in effect at such time and (ii) the Loan Cap, the Borrowers shall prepay the loans (and cash collateralize Letters of Credit) in an amount necessary to eliminate such excess.

Upon any sale or other disposition of any assets of the Borrower or any Guarantor, in each case to the extent constituting ABL Priority Collateral, outside of the ordinary course of business or the receipt by the Borrower of any proceeds from casualty insurance or a condemnation of ABL Priority Collateral (in each case, with exceptions and materiality levels to be agreed in the ABL Credit Documentation), above a threshold to be agreed, the Borrowers shall provide an updated calculation of the Borrowing Base.

If a Cash Dominion Event (as defined below) has occurred and is continuing, all amounts deposited in each Collection Account (as defined below) will be promptly applied by the ABL Administrative Agent to repay outstanding loans under the ABL Facility and, if an event of default exists, to cash collateralize outstanding Letters of Credit.

Mandatory prepayments shall not reduce the commitments of the ABL Lenders under the ABL Facility.

SECURITY:

Subject to the Funds Certain Provisions, the ABL Facility (including cash management services, interest rate protection, other hedging arrangements, and other bank products provided to the Lead Borrower or its Subsidiaries by any of the ABL Lenders or their respective affiliates) will be secured by: (a) perfected first priority (subject to permitted liens, including in respect of the Term Facility, and other customary exceptions) security interests in substantially all tangible and intangible assets of the Lead Borrower and the U.S. Guarantors consisting of accounts receivable, inventory, tax refunds, cash, deposit accounts, securities accounts, investment property (other than (x) capital stock and (y) any deposit account or securities account (or amount on deposit therein) established solely to hold identified proceeds of Term Loan Priority Collateral (as defined below)), general intangibles (other than equity interests and intellectual property), chattel paper, documents, supporting obligations, certain other assets and books and records related to the foregoing and, in each case, proceeds thereof, subject to customary exceptions (the “ABL Priority Collateral”); and (b) a second priority (subject to permitted liens, including in respect of the Term Facility, and other customary exceptions) security interest in (i) 100% of the capital stock held by the Lead Borrower and the U.S. Guarantors (but limited in the case of the voting capital stock of any first-tier CFC or Disregarded Domestic Person, to 65% of such capital stock), (ii) substantially all material owned real property and equipment of the Lead Borrower and the U.S. Guarantors and (iii) all other personal property of the Lead Borrower and the U.S. Guarantors to the extent not constituting ABL Priority Collateral, including, without limitation, contracts, patents, copyrights, trademarks, other general intangibles and all proceeds of the foregoing (in each case, other than those relating to ABL Priority Collateral) (the property in

Annex I-6

clauses (b)(i) through (b)(iii) above, the “Term Loan Priority Collateral”, and together with the ABL Priority Collateral, the “Collateral”), in each case, excluding the Excluded Assets (as defined below).

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee-owned real property with a fair market value of less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing) and all leasehold interests in real property; (ii) motor vehicles, aircrafts and other assets subject to certificates of title (except to the extent perfection can be accomplished through the filing of UCC-1 financing statements); (iii) letter of credit rights with a value of less than an amount to be agreed (except to the extent perfection can be accomplished through the filing of UCC-1 financing statements) and commercial tort claims with a value of less than an amount to be agreed; (iv) pledges and security interests prohibited by applicable law, rule or regulation (including the requirement to obtain consent of any governmental authority); (v) equity interests in any person other than wholly-owned subsidiaries to the extent not permitted by the terms of such person’s organizational or joint venture documents; (vi) any lease, permit, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, permit, license or agreement or purchase money arrangement or create a right of termination in favor of, or require the consent of, any other party thereto (other than the Lead Borrower or any of its subsidiaries) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (vii) those assets as to which the ABL Administrative Agent and the Lead Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (viii) voting capital stock in excess of 65% of any first-tier CFC or Disregarded Domestic Person; (ix) any of the capital stock of a subsidiary of a CFC or Disregarded Domestic Person, (x) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code; (xi) “intent-to-use” trademark or service mark applications; (xii) (a) payroll and other employee wage and benefit accounts, (b) sales tax accounts, (c) escrow accounts, and (d) fiduciary or trust accounts, and, in the case of clauses (a) through (d), the funds or other property held in or maintained in any such account (collectively, the “Excluded Accounts”); (xiii) any acquired property (including property acquired through acquisition or merger of another entity, but excluding any Collateral included in the Borrowing Base and other assets to be mutually agreed) if at the time of such acquisition the granting of a security interest therein or the pledge thereof is prohibited by any contract or other agreement (in each case, not created in contemplation thereof) to the

Annex I-7

extent and for so long as such contract or other agreement prohibits such security interest or pledge; and (xiv) other exceptions to be mutually agreed upon (the foregoing described in clauses (i) through (xiv) are, collectively, the “Excluded Assets”). In addition, in no event shall (a) notices be required to be sent to account debtors or other contractual third parties (other than credit card notifications) prior to the occurrence and during the continuance of an event of default, (b) perfection (except to the extent perfected through the filing of Uniform Commercial Code financing statements) be required with respect to letter of credit rights and commercial tort claims, in each case with a value of less than an amount to be agreed, or (c) security documents governed by the laws of a jurisdiction other than the United States or any state thereof be required. Notwithstanding anything to the contrary, no foreign local law pledges, landlord lien waivers, estoppels or collateral access letters will be required.

Notwithstanding the foregoing, collateral provided by the Canadian Borrower and the Canadian Guarantors shall consist of usual and customary collateral (similar in scope to the Collateral of the Lead Borrower and the U.S. Guarantors as provided above with customary modifications) and exceptions.

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the ABL Facility Documentation and otherwise consistent with the ABL Sponsor Precedent; and none of the Collateral shall be subject to other pledges, security interests or mortgages (except in favor of the Term Facility and other permitted liens and exceptions and baskets to be set forth in the ABL Facility Documentation).

The relative rights and priorities in the ABL Priority Collateral among the ABL Administrative Agent and the Term Administrative Agent will be set forth in customary intercreditor agreements in form and substance satisfactory to the ABL Administrative Agent and the Term Administrative Agent (the “Intercreditor Agreement”). Without limiting the foregoing, the Intercreditor Agreement with the Term Administrative Agent and the security documents with the Borrowers and Guarantors shall provide that the ABL Administrative Agent shall have a license allowing the use of such of the Term Priority Collateral as may be necessary or desirable for the liquidation of the ABL Priority Collateral.

REPRESENTATIONS
AND WARRANTIES:

Subject to the ABL Documentation Standard, with customary exceptions, thresholds and baskets to be reasonably and mutually agreed, representations and warranties applicable to the Lead Borrower and its restricted subsidiaries (with materiality qualifiers to be mutually agreed), limited to the following: (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness of specified financial

Annex I-8

statements and other information and no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect (to be defined in the ABL Credit Documentation); (vi) no material litigation; (vii) no default; (viii) ownership of property; (ix) insurance matters; (x) environmental matters; (xi) tax matters; (xii) ERISA; (xiii) identification of loan parties and subsidiaries of loan parties, and equity interests owned by loan parties; (xiv) use of proceeds and not engaging in business of purchasing/carrying margin stock; (xv) status under Investment Company Act; (xvi) material compliance with laws; (xvii) intellectual property; (xviii) consolidated solvency as of the Closing Date; (xix) collateral documents; (xx) labor matters; (xxi) disclosure of depositary and securities accounts and credit card issuers and processors of the Borrowers and Guarantors; and (xxii) foreign assets control regulations and related matters.

CASH MANAGEMENT:

The Borrowers and the Guarantors will establish lockbox and blocked account arrangements reasonably acceptable to the ABL Administrative Agent and shall cause all cash receipts to be forwarded to one or more deposit accounts which is subject to a control agreement in favor of the ABL Administrative Agent (excluding (i) the Excluded Accounts and (ii) certain other accounts with deposits up to an aggregate amount to be agreed) with respect to accounts owned by the U.S. Borrower, the Canadian Borrower and the Guarantors, within 90 days after the Closing Date (or such longer period as the ABL Administrative Agent may reasonably agree) (each a “Controlled Account”). Without limiting the foregoing, the Borrowers will instruct their account debtors to make payments directly to a Controlled Account.

During the continuance of a Cash Dominion Event (as defined below), all cash proceeds of ABL Priority Collateral (subject to exceptions to be mutually agreed) received by the Borrowers and/or their Subsidiaries in a Controlled Account or otherwise shall be swept daily to a collection account maintained at the Administrative Agent (each such account, a “Collection Account”) and shall be applied daily in reduction of the obligations under the ABL Facility.

As used herein, “Cash Dominion Event” shall mean either (i) the occurrence and continuance of any event of default, or (ii) the failure of the Borrowers to maintain for five (5) consecutive business days Availability at least equal to the greater of (x) $55 million and (y) 12.5% of the Loan Limit. A Cash Dominion Event shall continue unless and until, as applicable, such event of default is waived or Availability is greater than the amounts required above for thirty (30) consecutive days; provided that, for purposes of this cash management requirement, a Cash Dominion Event may be discontinued only twice in any 12 consecutive month period notwithstanding that the event of default has been waived or that Availability shall have been greater than the amounts required above for thirty (30) consecutive days.

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FINANCIAL COVENANTS:

If, at any time, Availability is less than the greater of (x) $40 million and (y) 10% of the Loan Limit, then the Borrowers will be required to maintain a minimum Consolidated Fixed Charge Coverage Ratio (to be defined in the ABL Credit Documentation), calculated on a trailing four-quarter basis as of the end of the most recent fiscal quarter prior to such event and as the last day of each subsequent fiscal quarter ending during a test period, of 1.0:1.0 until Availability again equals or exceeds such threshold for thirty (30) consecutive calendar days.

FINANCIAL REPORTING:	The Borrowers shall provide the financial reporting usual and customary for transactions of this type, each comprising:

(a)                                 if Availability is less than the greater of 20% of the Line Cap and $85 million, monthly consolidated and, except in the case of cash flows, consolidating financial statements of the Lead Borrower and its Subsidiaries, including a balance sheet, income statement, and a statement of cash, within 30 days after the end of each fiscal month end or, with respect to the last fiscal month of each fiscal quarter, 45 days;

(b)                                 quarterly consolidated and, except in the case of cash flows, consolidating financial statements of the Lead Borrower and its Subsidiaries, including a balance sheet, income statement, and a statement of cash flow, within 45 days after the end of each fiscal quarter;

(c) consolidated annual audited financial statements of the Lead Borrower and its Subsidiaries (within 90 days after each fiscal year end);

(d)                                 annually (i) consolidated forecasts and projections, including monthly balance sheets, income statements and statements of cash flow, and (ii) an availability model (in each case, within 90 days after each fiscal year end);

(e)                                  monthly borrowing base certificates and supporting documentation no later than the fifteenth (15th) business day after the end of each fiscal month, unless Availability at any time does not exceed the greater of (x) $55 million and (y) 12.5% of the Loan Limit, in which case borrowing base certificates and supporting documentation shall be delivered weekly; and

(f)                                   Other customary requirements including quarterly compliance certificates, inventory and receivables reports, notices of defaults, litigation and other material events, and other information customarily supplied in a transaction of this type.

COLLATERAL MONITORING:

Field examinations and inventory appraisals will be conducted on an ongoing basis at the discretion of the ABL Administrative Agent. The Borrowers shall be required to pay the fees and expenses for one (1) field examination and one (1) inventory appraisal in any twelve (12) month

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period; provided that, if Availability at any time is less than the greater of (x) $85 million and (y) 20% of the Loan Limit, the Borrowers shall be required to pay for two (2) field examinations and two appraisals in each twelve (12) month period, provided further, that if an event of default exists, the Borrowers shall be required to pay all fees and expenses for all field examinations and inventory appraisals reasonably undertaken by the ABL Administrative Agent. Nothing herein shall limit the ABL Administrative Agent’s right to conduct one additional field examination and one additional inventory appraisal in any fiscal year (as determined in the discretion of the ABL Administrative Agent) at the ABL Lenders’ expense.

OTHER COVENANTS:

Affirmative and negative covenants applicable to the Lead Borrower and its restricted subsidiaries with such exceptions, thresholds, baskets, and materiality qualifications as may be reasonably and mutually agreed upon in the ABL Credit Documentation, limited to the following:

(a)                                 Affirmative Covenants. (i) delivery of certificates and other information; (ii) delivery of customary notices (including, without limitation, of any default, material adverse condition, ERISA, material change in accounting or financial reporting practices, or sale of equity); (iii) payment and performance of obligations; (iv) preservation of existence; (v) maintenance of properties; (vi) maintenance of insurance; (vii) compliance with laws; (viii) maintenance of books and records; (ix) inspection rights; (x) covenant to guarantee obligations and give security; (xi) compliance with environmental laws; (xii) conduct of physical inventories; (xiii) further assurances; (xiv)  maintenance of governmental approvals and authorizations, (xv) maintenance of acceptable cash management systems; (xvi) compliance with pension plan requirements; and (xvii) labor matters.

b)                                     Negative Covenants. Restrictions on (i) liens; (ii) indebtedness, (including guarantees and other contingent obligations); (iii) investments (including loans and advances); (iv) mergers and other fundamental changes; (v) sales and other dispositions of property or assets; (vi) payments of dividends and other distributions; (vii) changes in the nature of business; (viii) transactions with affiliates; (ix) burdensome agreements; (x) use of proceeds, OFAC and AML; (xi) amendments of organizational documents in a manner materially adverse to the Lenders; (xii) changes in fiscal year and changes in accounting policies unless required by GAAP; (xiii) prepayments of other indebtedness; and (xiv) modification or termination of documents related to certain material indebtedness and material contracts, in each case with such exceptions as may be agreed upon in the ABL Credit Documentation.

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Notwithstanding the foregoing,

(1)                                 The Borrower may make cash dividends or repurchase its capital stock (a “Restricted Payment”) if (a) no Default or Event of Default exists or would arise as a result of the subject Restricted Payment, (b) immediately after giving pro forma effect to such Restricted Payment and on a pro forma basis for each of the 90 days preceding such Restricted Payment, Availability shall be greater than the greater of (x) $65 million and (y) 17.5% of the Loan Cap, (c) the Consolidated Fixed Charge Coverage Ratio for the trailing twelve (12) month period immediately preceding such Restricted Payment shall be greater than or equal to 1.1 to 1.0; provided that the provisions of this clause (c) shall not be applicable if Availability, calculated in accordance with clause (b) hereof, immediately after giving pro forma effect to such Restricted Payment on a pro forma basis for each of the 90 days preceding such Restricted Payment is greater than or equal to the greater of (x) $85 million and (y) 25% of the Loan Cap; and (d) the Borrower shall have delivered a certificate to the ABL Administrative Agent including a reasonably detailed calculation of such Availability and, if applicable, Consolidated Fixed Charge Coverage Ratio.

(2) The Borrower may make Permitted Acquisitions and other investments and prepay Indebtedness if the Payment Conditions are satisfied.

As used herein, “Payment Conditions” shall mean that (a) no Default or Event of Default exists or would arise as a result of the subject transaction or payment, (b) immediately after giving pro forma effect to such transaction or payment and on a pro forma basis for each of the 90 days preceding such investment or prepayment, Availability shall be greater than the greater of (x) $50 million and (y) 15% of the Loan Cap, (c) the Consolidated Fixed Charge Coverage Ratio for the trailing twelve (12) month period immediately preceding such transaction or payment shall be greater than or equal to 1.0 to 1.0, provided that the provisions of this clause (c) shall not be applicable if Availability, calculated in accordance with clause (b) hereof, immediately after giving pro forma effect to such acquisition, investment or prepayment and on a pro forma basis for each of the 90 days preceding such acquisition, investment or prepayment is greater than or equal to the greater of (x) $65 million and (y) 20% of the Loan Cap; and (d) the Borrower shall have delivered a Compliance Certificate to the ABL Administrative Agent including a reasonably detailed calculation of such Availability and, if applicable, Consolidated Fixed Charge Coverage Ratio.

UNRESTRICTED
SUBSIDIARIES:

The ABL Facility Documentation will contain provisions pursuant to which, subject to customary limitations on investments, loans, advances to, and other investments in, unrestricted subsidiaries, a Borrower will be

Annex I-12

permitted, subject to compliance with the Payment Conditions, to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary, it being understood that (x) the designation of any unrestricted subsidiary as a restricted subsidiary shall constitute the incurrence at the time of designation of any indebtedness or liens of such subsidiary existing at such time and (y) the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” shall be treated as an investment by the Borrower at such time. Unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenants or event of default provisions of the ABL Facility Documentation and the Commitment Letter and results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the ABL Facility Documentation. No restricted subsidiary may be designated as an unrestricted subsidiary under the ABL Facility if it is a “restricted subsidiary” under the Term Facility, the Notes or the Bridge Facility.

EVENTS OF DEFAULT:

Limited to the following (with grace periods and thresholds as mutually and reasonably agreed): (i) non-payment of principal; (ii) non-payment of interest, fees or other amounts which continues for five (5) days after the date when due; (iii) failure to perform or observe covenants set forth in the ABL Credit Documentation within a specified period of time, where customary and appropriate, after such failure; (iv) any representation or warranty proving to have been incorrect in any material respect (or, in the case of any representation and warranty qualified by materiality, in all respects) when made or confirmed; (v) cross-default to other indebtedness in an amount to be agreed; (vi) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vii) inability to pay debts; (viii) monetary judgment defaults in an amount to be agreed and non-monetary judgment defaults which would reasonably likely have a Material Adverse Effect; (ix) ERISA; (x) actual or asserted invalidity or impairment of any material ABL Credit Documentation; (xi) change of control (to be defined in a mutually agreed and reasonable manner), (xii) cessation of business, (xiii) breach of intercreditor or subordination agreements, if any, (xiv) failure to maintain financial covenant; and (xv) failure of the Merger to be consummated within 1 business day after the Closing Date.

CONDITIONS PRECEDENT
TO CLOSING:	Limited to those conditions specified in paragraph 5 of the Commitment Letter.

CONDITIONS PRECEDENT
TO EXTENSIONS OF CREDIT
AFTER THE CLOSING DATE:

Limited to the following: (i) all of the representations and warranties in the ABL Credit Documentation shall be true and correct as of the date of such extension of credit in all material respects (except to the extent such representation and warranty expressly relates to an earlier date or if such

Annex I-13

representations and warranties are qualified by materiality, in which case they shall be true and correct in all respects); (ii) no default or event of default shall have occurred and be continuing, or would result from such extension of credit; and (iii) in the case of any extension of credit under the ABL Facility, the aggregate principal amount of all loans outstanding under the ABL Facility and the aggregate undrawn amount of all Letters of Credit outstanding on such date, after giving effect to the applicable borrowing or issuance or renewal of a Letter of Credit, shall not exceed the Loan Limit on such date.

ASSIGNMENTS AND
PARTICIPATIONS:

Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each ABL Lender will be permitted to make assignments to other eligible financial institutions (but not any Disqualified Lender) in respect of the ABL Facility in a minimum amount equal to $5 million; provided that the Lead Borrower’s consent shall be deemed to have been given if the Lead Borrower shall not have responded to a request for consent within 10 business days. The consent of the ABL Administrative Agent, the Letter of Credit issuer and the swing line lender will be required for any assignment under the ABL Facility.

The consent of the Lead Borrower will be required unless (i) a payment or bankruptcy Event of Default has occurred and is continuing, or (ii) the assignment is to an ABL Lender, an affiliate of an ABL Lender or an Approved Fund (as such term shall be defined in the ABL Credit Documentation).

An assignment fee payable by the assigning ABL Lender in the amount of $3,500 will be charged with respect to each assignment unless waived by the ABL Administrative Agent in its sole discretion. Each ABL Lender will also have the right, without consent of the Lead Borrower or the ABL Administrative Agent, to assign as security all or part of its rights under the ABL Credit Documentation to any Federal Reserve Bank.

ABL Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the collateral securing the ABL Facility.

WAIVERS AND
AMENDMENTS:

Amendments and waivers of the provisions of the ABL Credit Documentation will require the approval of ABL Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the ABL Facility (the “Required Lenders”), except that (a) the consent of each ABL Lender shall be required with respect to certain matters, including, without limitation, the amendment of certain of the pro rata sharing provisions; and (b) the consent of each ABL Lender affected thereby shall be required with respect to

Annex I-14

certain matters, including, without limitation, (i) increases or extensions in the commitment of such ABL Lender, (ii) reductions of principal, interest or fees, (iii) extensions of scheduled maturities or times for payment, (iv) the release of all or substantially all of the collateral securing the ABL Facility, (v) increase in the advance rates in the Borrowing Base or the inclusion of additional classes of assets in the Borrowing Base, (vi) the release of the guaranties of the Borrowers’ obligations made by the Guarantors representing all or substantially all of the value thereof, and (vii) the amendment of the voting percentages of the Lenders.

The ABL Facility Documentation shall contain a customary “yank-a-bank” provision.

GOVERNING LAW:	State of New York.

ABL ADMINISTRATIVE
AGENT’S COUNSEL:	Cahill Gordon & Reindel LLP.

OTHER:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction.

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ADDENDUM I
PRICING, FEES AND EXPENSES

INTEREST RATES:

The interest rates per annum applicable to the ABL Facility (other than in respect of Swing Line Loans) will be LIBOR plus the Applicable Margin (as hereinafter defined) or, at the option of the Borrowers, the Base Rate (to be defined for Loans to the Borrowers as the highest of (x) the ABL Administrative Agent’s prime rate, (y) the Federal Funds rate plus 0.50%, and (z) the sum of 1.00% per annum plus LIBOR for a 30 day interest period) plus the Applicable Margin. “Applicable Margin” means a percentage per annum to be determined based upon the Availability for the three -month period ended immediately preceding each Adjustment Date in accordance with the pricing grid set forth below; provided that Level II pricing shall apply until the end of the first full fiscal quarter ending after the Closing Date. Each Swing Line Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate loans. “Adjustment Date” means the first day of each fiscal quarter.

PRICING GRID:	The Applicable Margin shall be based on the average daily Availability (expressed as a percentage of the aggregate commitments under the ABL Facility) as set forth below:

	Level	Average Daily Excess Availability	LIBOR Rate Loans	Base Rate Loans
	I	> 66 2/3	1.50%	0.50%
	II	> 33 1/3 but < 66 2/3	1.75%	0.75%
	III	<33 1/3	2.00%	1.00%

The Borrower may select interest periods, subject to availability, of one, two, three or six months, and, if agreed to by all ABL Lenders, 12 months, for LIBOR loans, provided that that the total number of outstanding LIBOR loans will not exceed a number to be mutually agreed upon. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly. Interest on Base Rate Loans and Swing Line Loans shall be paid monthly.

	During the continuance of any event of default under the ABL Credit Documentation, the Applicable Margin on overdue obligations under the loan documentation shall increase by 2% per annum.

“LIBOR” is the rate for eurodollar deposits for the respective interest period appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters Screen) (as adjusted for statutory reserve requirements for eurocurrency liabilities).

Annex I-16

COMMITMENT FEE:

Commencing on (and subject to the occurrence of) the Closing Date, a commitment fee of 0.375% per annum on the daily unutilized commitments during the immediately preceding quarter; provided that such fee shall be subject to reduction to 0.25% per annum commencing after the first full fiscal quarter ending after the Closing Date if the average daily utilization of the ABL Facility during the preceding quarter was at least 50% of the aggregate commitments under the ABL Facility. Such fee shall be payable to the ABL Lenders quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date.

LETTER OF
CREDIT FEES:

Letter of Credit fees shall be payable on the maximum amount available to be drawn under each Letter of Credit at a rate per annum equal to the Applicable Margin from time to time applicable to LIBOR Rate loans under the ABL Facility. Such fees will be (a) payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date, and (b) shared proportionately by the ABL Lenders. In addition, a fronting fee shall be payable to the Letter of Credit Issuer in an amount equal to 0.125% per annum for all Letters of Credit quarterly in arrears and the Borrowers shall also pay each Letter of Credit Issuer’s customary fees and charges in connection with the negotiation, amendment, and extension of Letters of Credit.

CALCULATION OF
INTEREST AND FEES:

All interest on all advances (to the extent interest is determined with respect to the LIBOR Rate) and per annum fees will be calculated on the basis of actual number of days elapsed in a year of 360 days. All other interest will be calculated on the basis of actual number of days elapsed in a year of 365/366 days.

COST AND YIELD
PROTECTION:

Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments (other than loss of margin), changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

EXPENSES:

The Borrowers will pay all reasonable and documented out-of-pocket costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all Credit Documentation, including, without limitation, the reasonable and documented out-of-pocket legal fees of counsel to the ABL Administrative Agent and the ABL Lead Arrangers (including, without limitation, the reasonable and documented fees and out-of-pocket expenses of Cahill Gordon & Reindel LLP and of any local counsel to the ABL Lenders retained by the ABL Lead Arrangers or the ABL Administrative Agent, limited to one counsel in each relevant jurisdiction), regardless of whether or not the ABL Facility is closed. The Borrowers will also pay the reasonable and documented out-of-pocket expenses of the ABL Administrative Agent and one other

Annex I-17

counsel (in total) to all of the ABL Lenders (in the absence of conflict) in connection with the enforcement of any of the Credit Documentation.

Annex I-18

ANNEX II

SUMMARY OF TERMS AND CONDITIONS
$1,100,000,000 TERM LOAN FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II is attached.

Borrower:	The Men’s Wearhouse, Inc. a Texas corporation (the “Borrower”).

Guarantors:

The obligations of the Borrower under the Term Loan Facilities (as hereinafter defined) will be unconditionally guaranteed jointly and severally on a senior basis (the “Term Guarantees”) by Holdings and each of the Borrower’s wholly-owned material restricted U.S. subsidiaries (and consistent with the principles set forth herein) (collectively, the “Guarantors”), provided that Guarantors shall not include, (i) unrestricted subsidiaries, (ii) immaterial subsidiaries (to be defined in a mutually acceptable manner as to individual and aggregate revenues or assets excluded), (iii) any subsidiary that is prohibited, but only so long as such subsidiary would be prohibited, by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or existing at the time of acquisition thereof after the Closing Date (so long as such prohibition did not arise as part of such acquisition), in each case, from guaranteeing the Term Facility or which would require governmental (including regulatory) consent, approval, license or authorization to provide an Term Guarantee unless such consent, approval, license or authorization has been received (but without obligation to seek the same), (iv) any direct or indirect subsidiary of a “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”), (v) any domestic subsidiary with no material assets other than equity interests of one or more foreign subsidiaries that are CFCs (a “Disregarded Domestic Person”) and (vi) not-for-profit subsidiaries. In addition, the Term Facility Documentation will contain carve outs for “non-ECP Guarantors”, consistent with the LSTA provisions. All guarantees will be guarantees of payment and not of collection. The Target and its subsidiaries included in the Acquired Business that are not excluded from the foregoing requirements pursuant to the terms described above shall be required to become Guarantors (and grant liens in their assets constituting Collateral that can be perfected by filing UCC financing statements) on the Closing Date. Notwithstanding the forgoing, it is understood and agreed that neither the Target nor any of its subsidiaries shall be required to be Guarantors until the Merger is consummated on the Merger Closing Date.

Notwithstanding the foregoing, additional subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Term Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Annex II-1

Term Administrative and
Collateral Agent:	JPMCB will act as sole and exclusive administrative and collateral agent for the Term Loan Lenders (the “Term Administrative Agent”).

Joint Lead Arrangers
and Joint Bookrunners:	J.P. Morgan and Merrill Lynch will act as joint lead arrangers and joint bookrunners for the Term Loan Facilities (in such capacities, the “Term Lead Arrangers”).

Term Loan Lenders:

Banks, financial institutions and institutional lenders selected by the Term Lead Arrangers in consultation with the Borrower and excluding any Disqualified Lenders and, after the initial funding of the Term Loan Facilities, subject to the restrictions set forth in the Assignments and Participations section below (the “Term Loan Lenders”).

Term Loan Facilities:	A senior secured first lien term loan B facility (the “Term Loan Facilities”) in an aggregate principal amount of $1,100 million.

Purpose:

The proceeds of the borrowings under the Term Loan Facilities, together with cash on the balance sheet of the Companies and borrowings under the ABL Facility, shall be used (i) to finance the Acquisition and the Refinancing and (ii) to pay fees and expenses incurred in connection therewith.

Availability:

The Term Loan Facilities will be available in a single drawing on the Closing Date; provided that in the event the Merger Date does not occur on the Closing Date, a portion of the proceeds of the Term Loan Facilities sufficient to pay the consideration in the Merger shall be deposited in escrow pending consummation of the Merger. Amounts borrowed under the Term Loan Facilities that are repaid or prepaid may not be reborrowed.

Interest Rates:

The interest rates per annum applicable to the Term Loan Facilities will be, at the option of the Borrower (i) LIBOR plus the Applicable Margin (as hereinafter defined) or (ii) the Base Rate plus the Applicable Margin. The Applicable Margin means 3.75% per annum, in the case of LIBOR advances, and 2.75% per annum, in the case of Base Rate advances.

The Borrower may select interest periods of one, two, three or six months (and, if agreed to by all Term Loan Lenders, twelve months) for LIBOR advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

“LIBOR” and “Base Rate” will have meanings customary and appropriate for financings of this type; provided that (x) LIBOR will be deemed to be not less than 1.00% per annum (the “LIBOR Floor”) and (y) the Base Rate will be deemed to be not less than 100 basis points higher than one-month LIBOR (after giving effect to the LIBOR Floor).

During the continuance of an event of default for non-payment of principal, interest or fees, interest will accrue on such overdue principal,

Annex II-2

interest or fees at the Default Rate (as defined below). During the continuance of a bankruptcy event of default, the principal amount of all outstanding obligations will bear interest at the Default Rate. As used herein, “Default Rate” means (i) on the principal of any loan at a rate of 200 basis points in excess of the rate otherwise applicable to such loan and (ii) on any other overdue amount at a rate of 200 basis points in excess of the non-default rate of interest then applicable to Base Rate loans.

Calculation of Interest
and fees:

Other than calculations in respect of interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:

Subject to the Term Loan Documentation Standard (as defined below) and customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments (other than loss of margin), changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes; provided that for all purposes of the Credit Documentation, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the Closing Date, so long as, in each case, any amounts with respect thereto assessed by any Lender shall also be so assessed by such Lender against its similarly situated customers generally under agreements containing comparable gross-up provisions.

Maturity:	The Term Loan Facilities will mature on the date that is 7 years after the Closing Date.

Incremental Term
Facilities:

The Credit Documentation will permit the Borrower to add one or more incremental term loan facilities to the Term Loan Facilities (each, an “Incremental Term Facility”) in an aggregate principal amount of up to $250,000,000 so long as on a pro forma basis the Senior Secured Net Leverage Ratio (to be defined in the Credit Documentation) would not exceed 2.50:1.00; provided that (i) no Term Loan Lender will be required to participate in any such Incremental Term Facility, (ii) no event of default or default exists or would exist after giving effect thereto, (iii) the representations and warranties in the Credit Documentation (in the case of an Incremental Term Facility to finance a Permitted Acquisition (as defined below), limited to the Specified Representations (as defined in Annex IV)) shall be true and correct in all material respects,

Annex II-3

(iv) the maturity date of any such Incremental Term Facility shall be no earlier than the maturity date for the Term Loan Facilities, (v) the weighted average life to maturity of any Incremental Term Facility shall be no shorter than the weighted average life to maturity of the Term Loan Facilities, (vi) the interest margins for the Incremental Term Facility shall be determined by the Borrower and the lenders of the Incremental Term Facility; provided that in the event that the interest margins for any Incremental Term Facility are greater than the Applicable Margin for the Term Loan Facilities by more than 50 basis points, then the Applicable Margin for the Term Loan Facilities shall be increased to the extent necessary so that the interest margins for the Incremental Term Facility are not more than 50 basis points higher than the Applicable Margin for the Term Loan Facilities; provided, further, that in determining the interest margins applicable to the Term Loan Facilities and the Applicable Margins for any Incremental Term Facility, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower for the account of the Term Loan Lenders of the Term Loan Facilities or the Incremental Term Facility in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (y) customary arrangement, structuring, underwriting, amendment or commitment fees payable to one or more arrangers of any Incremental Term Facility shall be excluded, and (z) if the LIBOR or Base Rate floor for any Incremental Term Facility is greater than the LIBOR or Base Rate floor, respectively, for the existing Term Loan Facilities, the difference between such floor for the Incremental Term Facility and the Term Loan Facilities shall be equated to an increase in the Applicable Margin for purposes of this clause (vi), (vii) each Incremental Term Facility shall be secured by pari passu liens on the Collateral (as hereinafter defined) securing the Term Loan Facilities and (ix) any Incremental Term Facility shall be on terms and pursuant to documentation to be determined, provided that, to the extent such terms and documentation are not consistent with the Term Loan Facilities (except to the extent permitted by clause (iv), (v) or (vi) above), they shall be reasonably satisfactory to the Term Administrative Agent. The Borrower shall seek commitments in respect of any Incremental Term Facility from existing Term Loan Lenders or from additional banks, financial institutions and other institutional lenders reasonably acceptable to the Term Administrative Agent who will become Term Loan Lenders in connection therewith.

Refinancing Facilities:

The Credit Documentation will permit the Borrower to refinance loans under the Term Loan Facilities or loans under any Incremental Term Facility (each, “Refinanced Debt”) from time to time, in whole or part, with (x) one or more new term facilities (each, a “Refinancing Term Facility”) under the Credit Documentation with the consent of the Borrower, the Term Administrative Agent and the institutions providing such Refinancing Term Facility or (y) one or more series of unsecured notes or loans, notes secured by the Collateral on a pari passu basis with the Term Loan Facilities or notes or loans secured by the Collateral on a subordinated basis to the Term Loan Facilities, which will be subject to

Annex II-4

customary intercreditor terms reasonably acceptable to the Term Administrative Agent and the Borrower (any such notes or loans, “Refinancing Notes” and together with the Refinancing Term Facilities, the “Refinancing Indebtedness”); provided that (i) any Refinancing Term Facility or Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, the applicable Refinanced Debt, (ii) any Refinancing Notes consisting of notes do not mature prior to the maturity date of the applicable Refinanced Debt or have any scheduled amortization, (iii) there shall be no issuers, borrowers or guarantors in respect of any Refinancing Indebtedness that are not the Borrower or a Guarantor, (iv) any Refinancing Notes shall not contain any mandatory prepayment provisions (other than related to customary asset sale and change of control offers or events of default) that could result in prepayments of such Refinancing Notes prior to the maturity date of the applicable Refinanced Debt, (v) the other terms and conditions of such Refinancing Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees and optional prepayment or optional redemption provisions) are not materially more favorable (when taken as a whole) to the lenders or investors providing such Refinancing Indebtedness than the terms of the applicable Refinanced Debt and (vi) the proceeds of such Refinancing Indebtedness (a) shall not be in an aggregate principal amount greater than the aggregate principal amount of the applicable Refinanced Debt plus any fees and premiums associated therewith, and costs and expenses related thereto and (b) shall be immediately applied to permanently prepay in whole or in part the applicable Refinanced Debt.

Term Loan
Documentation Standard:

The Credit Documentation for the Term Loan Facilities (i) shall be based upon senior secured term loan facilities for similar borrowers with appropriate modifications to baskets and materiality thresholds to reflect the size, leverage and ratings of the Borrower after giving effect to the Acquisition, (ii) shall contain the terms and conditions set forth in this Term Loan Facilities Summary of Terms, (iii) shall reflect the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, industries and practices and (iv) shall reflect the customary agency and operational requirements of the Term Administrative Agent (collectively, the “Term Loan Documentation Standard”), in each case, subject to the Funds Certain Provisions. The Credit Documentation shall, subject to the “market flex” provisions contained in the Fee Letter, contain only those conditions to borrowing, mandatory prepayments, representations and warranties, covenants and events of default expressly set forth in this Term Loan Facilities Summary of Terms, in each case, applicable to the Borrower and its subsidiaries and, subject to the Term Loan Documentation Standard and certain other limitations as set forth herein, with standards, qualifications, exceptions and grace and cure periods consistent with the Term Loan Documentation Standard.

Scheduled Amortization:	The Term Loan Facilities shall be subject to quarterly amortization of principal equal to 0.25% of the original aggregate principal amount of

Annex II-5

the Term Loan Facilities, with the balance payable on the final maturity date.

Mandatory Prepayments:

In addition to the amortization set forth above and subject to the Term Loan Documentation Standard and the next paragraph, mandatory prepayments shall be required (i) subject to customary exceptions and thresholds, from the receipt of net cash proceeds by the Borrower or any of its subsidiaries from any disposition of assets outside the ordinary course of business or casualty event by the Borrower or any of its subsidiaries, in each case, to the extent such proceeds are not reinvested (or committed to be reinvested) in assets useful in the business of the Borrower or any of its subsidiaries within twelve months of the date of such disposition or casualty event (and, in the case of ABL Priority Collateral, to the extent such amounts are not required to repay the ABL Facility) and, if so committed to be reinvested, reinvested no later than 180 days after the end of such twelve month period; (ii) following the receipt of net cash proceeds from the issuance or incurrence after the Closing Date of additional debt of the Borrower or any of its subsidiaries (other than debt permitted under the Credit Documentation other than Refinancing Indebtedness); and (iii) in an amount equal to 50% of Excess Cash Flow (to be defined in the Credit Documentation) of the Borrower and its subsidiaries, beginning with the first full fiscal year commencing after the Closing Date, with step downs to 25% and 0% based on the Senior Secured Net Leverage Ratios (to be defined to allow netting of unrestricted cash of up to an amount to be agreed) at levels to be agreed, of the Borrower (with a dollar-for-dollar credit for optional prepayments of the Term Loan Facilities subsequent to the first day of the relevant year), in each case of clauses (i) - (iii), subject to the limitations set forth in the paragraph immediately following, such amounts shall be applied in forward order to the prepayment of the next eight (8) installments of the Term Loan Facilities, and then on a pro rata basis and to scheduled amortization of the Term Loan Facilities on a pro rata basis.

Any Term Loan Lender may elect not to accept its pro rata portion of any mandatory prepayment other than a prepayment made with the proceeds of a Refinancing Debt (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender shall first be offered to prepay Term Loans of Term Loan Lenders who were not Declining Lenders and, if declined by such Term Loan Lenders, may be retained by the Borrower (such amount, a “Declined Amount”).

Optional Prepayments:

The Term Loan Facilities may be prepaid at any time in whole or in part without premium or penalty, upon written notice, at the option of the Borrower, except (x) that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs (but not loss of margin) of the Term Loan Lenders resulting therefrom and (y) as set forth in “Soft-Call Premium” below. Each optional prepayment of the Term Loan Facilities shall be applied as directed by the Borrower.

Annex II-6

Soft-Call Premium:

In the event that all or any portion of the Term Loan Facilities is (i) repaid, prepaid, refinanced or replaced with term loan indebtedness with a lower effective yield (to be defined) than the effective yield of such Term Loan Facility or (ii) repriced through any waiver, consent or amendment that has the effect of reducing the effective yield of the Term Loan Facilities (a “Repricing Transaction”), in each case, on or prior to the six-month anniversary of the Closing Date and other than in connection with a change of control, such repayment, prepayment, refinancing, replacement or repricing will be accompanied by a premium of 1% of the principal amount so repaid, prepaid, refinanced, replaced or repriced. If all or any portion of the Term Loan Facilities held by any Term Loan Lender is required to be assigned pursuant to a “yank-a-bank” provision in the Credit Documentation as a result of, or in connection with a Repricing Transaction, such Term Loan Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) above (or otherwise in connection with a Repricing Transaction), such replacement will be accompanied by a premium equal to 1% of the principal amount so required to be assigned.

Security:

Subject to the Funds Certain Provisions, the Borrower and each of the Guarantors shall grant the Term Administrative Agent (for its benefit and for the benefit of the Term Loan Lenders) (a) a first-priority (subject to permitted liens and other customary exceptions) security interest in the Term Loan Priority Collateral (as defined in Annex I hereto) and (b) a second-priority (subject to permitted liens, including in respect of the ABL Facility, and other customary exceptions) security interest in the ABL Priority Collateral (as defined in Annex I hereto), in each case, excluding the Excluded Assets (as defined in Annex I hereto) (collectively, the “Collateral”). Notwithstanding anything to the contrary, except to the extent delivered pursuant to the ABL Facility, no control agreements, landlord lien waivers, estoppels or collateral access letters will be required.

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the Term Facility Documentation and otherwise consistent with the Term Facility Documentation Principles; and none of the Collateral shall be subject to other pledges, security interests or mortgages (except in favor of the ABL Facility and other permitted liens and exceptions and baskets to be set forth in the Term Facility Documentation).

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, subject to the Term Loan Documentation Standard and reasonably satisfactory to the Term Administrative Agent and the Borrower. Assets will be excluded from the Collateral in circumstances to be agreed and in circumstances where the Term Administrative Agent reasonably determines in consultation with the Borrower that the cost of obtaining a security interest in such assets is excessive in relation to the value afforded thereby, and in any event such exclusions shall include vehicles, trust, payroll and escrow

Annex II-7

accounts, certain leasehold interests (except as noted above), assets subject to capital leases and purchase money arrangements, cash which secures permitted letters of credit, assets held in jurisdictions outside the U.S. (solely to the extent action would be required in such other jurisdictions to obtain such security interests) and assets sold in accordance with the Credit Documentation.

Conditions Precedent
to Initial Borrowing:	Limited to those conditions specified in paragraph 5 of the Commitment Letter.

Conditions Precedent to
Borrowings after Closing
Date:	Delivery of a customary borrowing notice, accuracy of representations and warranties in all material respects and absence of defaults or events of defaults.

Representations and
Warranties:

Subject to the Term Loan Documentation Standard, with customary exceptions, thresholds and baskets to be reasonably and mutually agreed, representations and warranties applicable to the Borrower and its restricted subsidiaries (with materiality qualifiers to be mutually agreed), limited to the following: (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness of specified financial statements and other information and no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect (to be defined in the Term Facility Documentation); (vi) no material litigation; (vii) no default; (viii) ownership of property; (ix) insurance matters; (x) environmental matters; (xi) tax matters; (xii) ERISA; (xiii) identification of loan parties and subsidiaries of loan parties, and equity interests owned by loan parties; (xiv) use of proceeds and not engaging in business of purchasing/carrying margin stock; (xv) status under Investment Company Act; (xvi) material compliance with laws; (xvii) intellectual property; (xviii) consolidated solvency as of the Closing Date; (xix) collateral documents; (xx) labor matters; (xxi) brokers; and (xxii) foreign assets control regulations and related matters.

Covenants:	Subject to the Term Loan Documentation Standard, with customary exceptions, thresholds and baskets to be reasonably and mutually agreed, covenants shall be limited to the following:

(a)

Affirmative Covenants: (i) financial statements; (ii) certificates, budgets and other information (iii) notification; (iv) payment of obligations; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) material compliance with laws and material obligations; ERISA; (ix) books and records; (x) inspection rights;(xi) use

Annex II-8

of proceeds; (xii) joinder of subsidiaries as guarantors; (xiii) pledge of capital stock and other property; (xiv) further assurances; (xv) commercially reasonable efforts to maintain facility and corporate ratings from Moody’s and S&P (but not any specific ratings) and (xvi) annual Lender conference calls.

(b)

Negative Covenants: Restrictions on (i) liens; (ii) investments; (iii) indebtedness; (iv) mergers and dissolutions; (v) dispositions; (vi) restricted payments (subject to, among other things, an exception allowing quarterly dividends on the Borrower’s common stock of up to $10 million); (vii) change in nature of business; (viii) change in fiscal year; (ix) transactions with affiliates; (x) use of proceeds; (xi) prepaying, redeeming or repurchasing certain debt; (xii) granting negative pledges that limit or restrict the Term Administrative Agent from taking or perfecting its lien in the intended Collateral, subject to exceptions to be agreed; (xiii) amending (x) organizational documents in a manner that would be materially adverse to the Term Loan Lenders or (y) certain debt instruments in a manner that would otherwise be materially adverse to the Term Loan Lenders; (xiv) limitation on restrictions on subsidiary distributions and (xv) OFAC and AML. The foregoing limitations shall be subject to exceptions and baskets to be mutually and reasonably agreed as are consistent with the Term Loan Documentation Standard.

The negative covenants will be subject, in the case of each of the foregoing covenants, to exceptions, qualifications and “baskets” to be set forth in the Credit Documentation including an available basket amount (the “Available Amount Basket”) that will be in the amount of (a) $25 million, plus (b) 100% of retained Excess Cash Flow, plus (c) net cash proceeds of new equity raised by the Borrower (which in each case shall be common equity interests or other qualified equity interests), plus (d) net cash proceeds of debt and disqualified equity of the Borrower, in each case issued after the Closing Date that have been converted to “qualified equity” of the Borrower, plus (e) the net cash proceeds of sales of investments made under the Available Amount Basket not otherwise included but only up to the original amount invested and only to the extent such proceeds are not required to be applied as a mandatory prepayment pursuant to the Term Facilities Documentation, plus (f) returns, profits, distributions and similar amounts received in cash or cash equivalents on investments made under the Available Amount Basket, plus (g) the investments of the Borrower and its restricted subsidiaries in any unrestricted subsidiary that has been re-designated as a restricted subsidiary or that has been merged or consolidated into the Borrower or any of its restricted subsidiaries or the fair market value of the assets of any unrestricted subsidiary that have been transferred to the Borrower

Annex II-9

or any of its restricted subsidiaries (in each case, not to exceed the amount of investment made in such unrestricted subsidiary utilizing the Available Amount Basket), plus (h) any Declined Amounts, which may be used, if there is no continuing event of default and, in the case of usage for restricted payments and prepayment of other debt, subject to compliance with a leverage-based restriction to be agreed, for among other things, acquisitions and certain other investments, restricted payments and the prepayment or redemption of debt. The Credit Documentation shall provide for (i) the ability to consummate acquisitions of entities that become restricted subsidiaries subject to (x) no event of default, (y) the acquired entity engaging in a permitted business and (z) a sublimit to be agreed for acquisitions of entities that do not become Guarantors (“Permitted Acquisitions”) and (ii) the ability to designate or re-designate subsidiaries as “unrestricted subsidiaries” (which subsidiaries shall not be subject to the negative covenants and events of default in the Credit Documentation) subject to customary restrictions including no event of default, pro forma compliance with a leverage-based test to be agreed and usage of investment capacity and to subsequently redesignate unrestricted subsidiaries as restricted subsidiaries subject to customary conditions.

	(c)	Financial Covenants: None.

Events of Default:

Subject to the Term Loan Documentation Standard, with thresholds and grace periods to be mutually agreed, events of default shall be limited to the following: (i) nonpayment of principal, and nonpayment of interest, fees or other amounts for five (5) days; (ii) any representation or warranty proving to have been inaccurate in any material respect when made or confirmed; (iii) failure to perform or observe covenants set forth in the Credit Documentation; (iv) cross-defaults to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults; (vi) monetary judgment defaults in an amount to be agreed and material non-monetary judgment defaults; (vii) actual or asserted impairment of Credit Documentation or security; (viii) Change of Control (to be defined in a customary and mutually agreeable reasonable manner); (ix) ERISA and (x) failure to consummate the Merger within 1 business day after the Closing Date.

The occurrence of an event of default under the ABL Facility (other than a payment event of default) shall not constitute an event of default under the cross-default provisions of the Term Facility until the earliest of (x) 30 days after the date of such event of default (during which period such event of default is not waived or cured), (y) the acceleration of the obligations under the ABL Facility or (z) the exercise of secured creditor remedies by the ABL Administrative Agent and/or the ABL Lenders as a result of such event of default.

Annex II-10

Assignments and
Participations:

Each Term Loan Lender will be permitted to make assignments in minimum amounts to be agreed to other entities approved by (x) the Term Administrative Agent and (y) so long as no payment or bankruptcy default has occurred and is continuing, the Borrower, each such approval not to be unreasonably withheld or delayed; provided, however, that (i) no approval of the Borrower shall be required in connection with assignments in connection with the primary syndication of the Term Loan Facilities or assignments to other Term Loan Lenders or any of their affiliates or approved funds, (ii) the Borrower shall be deemed to have given consent to an assignment if they shall have failed to respond to a written notice thereof within 5 business days and (iii) no approval of the Term Administrative Agent shall be required in connection with assignments to other Term Loan Lenders or any of their affiliates or approved funds. Each Term Loan Lender will also have the right, without consent of the Borrower or the Term Administrative Agent, to assign as security all or part of its rights under the Credit Documentation to any Federal Reserve Bank. Term Loan Lenders will be permitted to sell participations with voting rights limited to customary significant matters. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Term Administrative Agent in its sole discretion.

Assignments of loans under the Term Loan Facilities to the Borrower or any of their subsidiaries shall be permitted subject to satisfaction of conditions to be set forth in the Credit Documentation, including that (i) no default or event of default shall exist or result therefrom, (ii) the Borrower or such subsidiary shall make an offer to all Term Loan Lenders in accordance with “Dutch auction” procedures to be agreed, (iii) the Borrower must provide a customary representation and warranty as to disclosure of information, (iv) upon the effectiveness of any such assignment, such loans shall be retired and (v) no borrowings under the ABL Facility shall be used to fund any such assignment.

Waivers and Amendments:

Amendments and waivers of the provisions of the Credit Documentation will require the approval of Term Loan Lenders holding more than 50% of the aggregate Term Loan Facilities (the “Required Lenders”), except that (a) the consent of each Term Loan Lender directly and adversely affected thereby will also be required with respect to (i) increases in commitment amount of such Term Loan Lender, (ii) reductions of principal, interest, or fees payable to such Term Loan Lender, (iii) extensions of scheduled maturities or times for payment of amounts payable to such Term Loan Lender and (iv) changes in certain pro rata provisions and (b) the consent of each Term Loan Lender shall be required with respect to (i) releases of all or substantially all of the Collateral or the release of all or substantially all of the value of any guaranties and (ii) the definition of Required Lenders or other voting provisions.

The Credit Documentation shall contain a customary “yank-a-bank” provision.

Annex II-11

Notwithstanding anything to the contrary set forth herein, the Credit Documentation shall provide that the Borrower may at any time and from time to time request that all or a portion of any loans under the Term Loan Facilities be converted to extend the scheduled maturity date of any payment of principal with respect to all or a portion of any principal amount of such loans (any such loans which have been so converted, “Extended Loans”) and upon such request of the Borrower any individual Term Loan Lender shall have the right to agree to extend the maturity date of its outstanding loans without the consent of any other Term Loan Lender; provided that all such requests shall be made pro rata to all Term Loan Lenders within the applicable Term Loan Facilities. The terms of Extended Loans shall be identical to the loans of the existing class from such Extended Loans are converted except for interest rates, fees, amortization (so long as the weighted average life to maturity of the Extended Loans exceeds the then remaining weighted average life to maturity of the Term Loan Facilities), final maturity date or final termination date, provisions permitting optional and mandatory prepayments to be directed first to the non-extended loans prior to being applied to Extended Loans and certain other customary provisions to be agreed.

In addition, Term Loans may be purchased by and assigned to the Borrower or any of its subsidiaries on a non-pro rata basis through (a) open market purchases subject to a cap of 20% of the original principal amount of the Term Loans or (b) Dutch auctions open to all applicable Lenders on a pro rata basis in accordance with customary procedures, so long as (1) no default or event of default is has occurred and is continuing, (2) any such loans are permanently cancelled immediately upon acquisition thereof, (3) no proceeds of loans under the ABL Facility are used to fund such purchases and (4) such purchases shall be subject to customary provisions regarding the treatment of material non-public information with respect to the business of the Borrower and its subsidiaries.

Indemnification:	Consistent with the Term Loan Documentation Standard.

Governing Law:	New York.

Expenses:

The Borrower will pay all reasonable and documented out-of-pocket costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all Credit Documentation, including, without limitation, the reasonable and documented out-of-pocket legal fees of counsel to the Term Administrative Agent and the Term Lead Arrangers (including, without limitation, the reasonable and documented fees and out-of-pocket expenses of Cahill Gordon & Reindel LLP and of any local counsel to the Term Loan Lenders retained by the Term Lead Arrangers or the Term Administrative Agent, limited to one counsel in each relevant jurisdiction), regardless of whether or not the Closing Date occurs. The Borrower will also pay the reasonable and documented out-of-pocket expenses of the Term Administrative Agent and one other

Annex II-12

counsel (in total) to all of the Term Loan Lenders (in the absence of conflict) in connection with the enforcement of any of the Credit Documentation.
Counsel to the
Commitment Parties:	Cahill Gordon & Reindel LLP

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The Credit Documentation shall contain customary “defaulting lender” provisions.

Annex II-13

ANNEX III-A

SUMMARY OF TERMS AND CONDITIONS
$600,000,000 BRIDGE LOANS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex III-A is attached.

Borrower:	The Men’s Wearhouse, Inc., a Texas corporation (the “Borrower”).

Guarantors:	Same as the Term Loan Facilities.

Bridge Administrative Agent:	Bank of America will act as sole and exclusive administrative agent for the Bridge Lenders (the “Bridge Administrative Agent”).

Joint Lead Arrangers
and Joint Bookrunning
Managers:	Merrill Lynch and J.P. Morgan will act as joint lead arrangers and joint bookrunners for the Bridge Loans (in such capacities, the “Bridge Lead Arrangers”).

Bridge Lenders:	Banks, financial institutions and institutional lenders selected by the Bridge Lead Arrangers in consultation with the Borrower (the “Bridge Lenders”).

Bridge Loans:

$600,000,000 of senior unsecured bridge loans (the “Bridge Loans”), less the aggregate gross proceeds of Notes or any other debt securities of the Companies (collectively, “Permanent Securities”) issued on or prior to the Closing Date (it being understood that if an offering of debt securities is consummated into escrow (with the consent of the Borrower), the amount of commitments in respect of the Bridge Loans shall be reduced by the gross proceeds thereof at the time such proceeds are deposited into escrow) and less the aggregate amount of equity proceeds received by the Borrower since the date of execution of this Commitment Letter (other than pursuant to management equity incentive plans). The Bridge Loans will be available to the Borrower in one drawing upon consummation of the Acquisition.

Ranking:

The Bridge Loans will be senior unsecured obligations of the Borrower and rank pari passu in right of payment with or senior to all other unsecured obligations of the Borrower. The guarantees will be senior unsecured obligations of each Guarantor, ranking pari passu in right of payment with or senior to all other unsecured obligations of such Guarantor.

Security:	None.

Purpose:

The proceeds of the Bridge Loans, together with borrowings under the Term Loan Facilities and ABL Facility on the Closing Date and cash on the balance sheet of the Companies, shall be used (i) to finance the Acquisition and the Refinancing and (ii) to pay fees and expenses incurred in connection therewith.

Annex III-A-1

Interest Rate:	Interest shall be payable quarterly in arrears at a rate per annum equal to three-month LIBOR plus the Applicable Margin.

“Applicable Margin” shall initially be 675 basis points and will increase by an additional 50 basis points at the end of each three-month anniversary of the Closing Date for as long as the Bridge Loans are outstanding; provided that the interest rate shall not exceed the Total Cap (as defined in the Fee Letter).

“LIBOR” shall be deemed to be not less than 1.00% per annum.

During the continuance of a payment or bankruptcy event of default, interest will accrue on the overdue principal of the Bridge Loans and on any other overdue amount at a rate of 200 basis points in excess of the rate otherwise applicable to the Bridge Loans (except that following the Rollover Date (as defined below), interest on the Bridge Loans will accrue at a per annum rate equal to 200 basis points in excess of the Total Cap), and will be payable on demand.

All calculations of interest shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:

Subject to the Term Loan Documentation Standard (as defined below) and customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments (other than loss of margin), changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes; provided that for all purposes of the Bridge Loans, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the Closing Date, so long as, in each case, any amounts with respect thereto assessed by any Lender shall also be so assessed by such Lender against its similarly situated customers generally under agreements containing comparable gross-up provisions.

Amortization:	None.

Optional Prepayments:

The Bridge Loans may be prepaid prior to the first anniversary of the Closing Date (the “Rollover Date”), without premium or penalty, in whole or in part, upon written notice, at the option of the Borrower, at any time, together with accrued interest to the prepayment date.

Mandatory Prepayments:

The Borrower shall prepay the Bridge Loans without premium or penalty, together with accrued interest to the prepayment, (a) following the receipt of net cash proceeds by the Borrower or any of its subsidiaries from

Annex III-A-2

any asset disposition outside of the ordinary course of business or casualty event net of amounts applied to reinvestment as permitted by the Term Loan Facilities or applied to repay the Term Loan Facilities or the ABL Facilities (to the extent accompanied by a corresponding commitment reduction) and (b) following the receipt of net cash proceeds by the Borrower or any of its subsidiaries from the issuance or incurrence after the Closing Date of additional debt of the Borrower or any of its subsidiaries (other than the Term Loan Facilities, the ABL Facility and certain other exceptions to be mutually agreed) or equity of the Borrower, other than stock options issued under a management incentive plan.

Change of Control:

In the event of a Change of Control (to be defined in a mutually agreeable and reasonable manner), each Bridge Lender will have the right to require the Borrower, and the Borrower must offer, to prepay the outstanding principal amount of the Bridge Loans at the principal amount thereof, plus accrued and unpaid interest thereon to the date of prepayment.

Conversion into Rollover
Loans:

If the Bridge Loans have not been previously prepaid in full for cash on or prior to the Rollover Date, the principal amount of the Bridge Loans outstanding on the Rollover Date may, subject to the conditions precedent set forth in Annex III-B, be converted into senior unsecured rollover loans with a maturity of 8 years from the Closing Date and otherwise having the terms set forth in Annex III-B (the “Rollover Loans”). Any Bridge Loans not converted into Rollover Loans shall be repaid in full on the Rollover Date.

Exchange into
Exchange Notes:

Each Bridge Lender that is (or will immediately transfer its Exchange Notes to) an Eligible Holder (as defined in Annex III-C) will have the right, at any time on or after the Rollover Date, to exchange Rollover Loans held by it for senior unsecured exchange notes of the Borrower having the terms set forth in Annex III-C (the “Exchange Notes”). Notwithstanding the foregoing, the Borrower will not be required to exchange Rollover Loans for Exchange Notes unless at least $150 million of Exchange Notes would be outstanding immediately after such exchange.

Bridge Loan Documentation
Standard:

The Credit Documentation for the Bridge Loan Facilities (i) shall be based upon senior unsecured interim loan facilities for similar borrowers with appropriate modifications to baskets and materiality thresholds to reflect the size and leverage of the Borrower and its subsidiaries and the ratings of the Borrower, in each case, after giving effect to the Acquisition, (ii) shall contain the terms and conditions set forth in this Bridge Summary of Terms, (iii) shall reflect the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, industries and practices and (iv) shall reflect the customary agency and operational requirements of the Bridge Administrative Agent (collectively,

Annex III-A-3

the “Bridge Loan Documentation Standard”), in each case, subject to the Funds Certain Provisions. The Credit Documentation shall, subject to the “market flex” provisions contained in the Fee Letter, contain only those conditions to borrowing, mandatory prepayments, representations and warranties, covenants and events of default expressly set forth in this Bridge Summary of Terms, in each case, applicable to the Borrower and its subsidiaries and, subject to the Bridge Loan Documentation Standard and certain other limitations as set forth herein, with standards, qualifications, exceptions and grace and cure periods consistent with the Bridge Loan Documentation Standard.

Conditions Precedent:	Limited to those conditions specified in paragraph 5 of the Commitment Letter.

Affirmative Covenants:

In accordance with the Bridge Loan Documentation Standard, affirmative covenants that are customary for bridge facilities of borrowers of similar size and credit quality. In addition, the Borrower will be required to comply with the Fee Letter and to use its commercially reasonable efforts.

Negative Covenants:

In accordance with the Bridge Loan Documentation Standard, negative covenants that are customary for high yield debt securities of issuers of similar size and credit quality in light of prevailing market conditions, but no more restrictive than the negative covenants set forth in the Term Loan Facilities; provided that prior to the Rollover Date, the limitation on restricted payments and the limitation on debt may be more restrictive than customary high yield debt covenants and the Term Loan Facilities.

Representations and
Warranties, Events of
Default, Waivers and
Consents:	Based on those contained in the Term Loan Facilities with customary modifications.

Assignments and
Participations:

Each Bridge Lender will be permitted to make assignments in minimum amounts to be agreed to other entities approved by the Bridge Administrative Agent, which approval shall not be unreasonably withheld or delayed; provided, however, that no such approval shall be required in connection with assignments to other Bridge Lenders or any of their affiliates or approved funds; provided further that, prior to the Rollover Date, the consent of the Borrower shall be required with respect to any assignment if the Initial Bridge Lenders (and their respective affiliates) would hold, in the aggregate after giving effect to such assignment, less than 50.1% of the Bridge Loans. Each Bridge Lender will also have the right, without any consent, to assign as security all or part of its rights under the Credit Documentation to any Federal Reserve Bank. Bridge Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date. An assignment fee in the amount of $3,500 will be charged with respect to

Annex III-A-4

each assignment unless waived by the Bridge Administrative Agent in its sole discretion.

If any Initial Bridge Lender makes an assignment of Bridge Loans at a price less than par, the assignment agreement may provide that, upon any repayment or prepayment of such Bridge Loans with the proceeds of an issuance of securities of the Borrower or any of its subsidiaries in which such Initial Bridge Lender or an affiliate thereof acted as underwriter or initial purchaser (an “Applicable Offering”), (i) the Borrower shall pay the holder of such Bridge Loans the price set forth in the assignment agreement as the price (which may be the price at which such Initial Bridge Lender assigned such Bridge Loans but in any event may not be greater than par) at which the holder of such Bridge Loans will be repaid by the Borrower with the proceeds of an Applicable Offering (the “Agreed Price”) and (ii) the Borrower shall pay such Initial Bridge Lender the difference between par and the Agreed Price. Such payments by the Borrower shall be in full satisfaction of such Bridge Loans in the case of a repayment or prepayment with proceeds of an Applicable Offering. For the avoidance of doubt, the provisions of this paragraph do not apply to any repayments or prepayments other than with proceeds of an Applicable Offering.

Governing Law:	New York.

Indemnification and
Expenses:	Same as the Term Loan Facilities.

Counsel to the
Commitment Parties:	Cahill Gordon & Reindel LLP.

Annex III-A-5

ANNEX III-B

SUMMARY OF TERMS AND CONDITIONS
SENIOR UNSECURED ROLLOVER LOANS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex III-B is attached.

Borrower:	Same as the Borrower of the Bridge Loans.

Guarantors:	Same as the Bridge Loans.

Rollover Loans:

Rollover Loans in an initial principal amount equal to 100% of the outstanding principal amount of the Bridge Loans on the Rollover Date. Subject to the conditions precedent set forth below, the Rollover Loans will be available to the Borrower to refinance the Bridge Loans on the Rollover Date. The Rollover Loans will be governed by the Credit Documentation for the Bridge Loans and, except as set forth below, shall have the same terms as the Bridge Loans.

Ranking:	Same as the Bridge Loans.

Interest Rate:	Interest shall be payable quarterly in arrears at a rate per annum equal to the Total Cap.

During the continuance of a payment or bankruptcy event of default, interest will accrue on the overdue principal of the Rollover Loans and on any other overdue amount at a rate of 200 basis points in excess of the rate otherwise applicable to the Rollover Loans, and will be payable on demand.

All calculations of interest shall be made on the basis of actual number of days elapsed in a 360-day year.

Maturity:	8 years after the Closing Date (the “Rollover Maturity Date”).

Amortization:	None.

Optional Prepayments:

For so long as the Rollover Loans have not been exchanged for Exchange Notes of the Borrower as provided in Annex III-C, they may be prepaid at the option of the Borrower, in whole or in part, at any time, together with accrued and unpaid interest to the prepayment date (but without premium or penalty).

Mandatory Prepayments:	Same as the Bridge Loans.

Conditions Precedent to
Rollover:	The ability of the Borrower to convert any Bridge Loans into Rollover Loans is subject to the following conditions being satisfied:

Annex III-B-1

(i) at the time of any such refinancing, there shall exist no payment or bankruptcy event of default; and

(ii) all fees due to the Bridge Lead Arrangers and the Initial Bridge Lenders shall have been paid in full.

Covenants:

From and after the Rollover Date, the covenants applicable to the Rollover Loans will conform to those applicable to the Exchange Notes, except for covenants relating to the obligation of the Borrower to refinance the Rollover Loans and others to be agreed (which shall, in any event, not be more restrictive than the covenants applicable to the Bridge Loans).

Assignments and
Participations:	Same as the Bridge Loans.

Governing Law:	New York.

Indemnification and
Expenses:	Same as the Bridge Loans.

Annex III-B-2

ANNEX III-C

SUMMARY OF TERMS AND CONDITIONS
SENIOR UNSECURED EXCHANGE NOTES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex III-C is attached.

Issuer:	Same as the Borrower of the Bridge Loans (the “Issuer”).

Guarantors:	Same as the Bridge Loans.

Exchange Notes:

The Borrower will issue the Exchange Notes under an indenture that complies with the Trust Indenture Act of 1939, as amended (the “Indenture”). The Borrower will appoint a trustee reasonably acceptable to the Bridge Administrative Agent. The Indenture will be in substantially the form attached as an exhibit to the Credit Documentation for the Bridge Facility. The Indenture will include provisions customary for an indenture governing publicly traded high yield debt securities. Except as expressly set forth above, the Exchange Notes shall have the same terms as the Rollover Loans.

Ranking:	Same as the Bridge Loans.

Security:	None.

Interest Rate:	Interest shall be payable semi-annually in arrears at a per annum rate equal to the Total Cap.

During the continuance of a payment or bankruptcy event of default, interest will accrue on the overdue principal of the Exchange Notes and on any other overdue amount at a rate of 200 basis points in excess of the rate otherwise applicable to the Exchange Notes, and will be payable on demand.

Maturity:	Same as the Rollover Loans.

Amortization:	None.

Optional Redemption:

Until the third anniversary of the Closing Date, the Exchange Notes will be redeemable at a customary “make-whole” premium calculated using a discount rate equal to the yield on comparable Treasury securities plus 50 basis points. Thereafter, the Exchange Notes will be redeemable at the option of the Issuer at a premium equal to 75% of the coupon on the Exchange Notes, declining ratably to par on the date which is six years after the Closing Date.

In addition, the Exchange Notes will be redeemable at the option of the Issuer prior to the third anniversary of the Closing Date with the net cash proceeds of qualified equity offerings of a the Borrower at a premium equal to the coupon on the Exchange Notes; provided that after giving

Annex III-C-1

effect to such redemption at least 65% of the aggregate original principal amount of Exchange Notes shall remain outstanding.

Mandatory
Offer to Purchase:

The Issuer will be required to offer to purchase the Exchange Notes upon a Change of Control at 101% of the principal amount thereof plus accrued interest to the date of purchase. In addition, the Exchange Notes will be subject to a customary offer to purchase upon dispositions by the Borrower or any of its subsidiaries.

Right to Transfer
Exchange Notes:

Each holder of Exchange Notes shall have the right to transfer its Exchange Notes in whole or in part, at any time to an Eligible Holder (as defined below); provided that if the Issuer or any of its affiliates holds Exchange Notes, such Exchange Notes shall be disregarded in any voting. “Eligible Holder” will mean (a) an institutional “accredited investor” within the meaning of Rule 501 under the Securities Act, (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, (c) a person acquiring the Exchange Notes pursuant to an offer and sale occurring outside of the United States within the meaning of Regulation S under the Securities Act or (d) a person acquiring the Exchange Notes in a transaction that is, in the opinion of counsel reasonably acceptable to the Issuer, exempt from the registration requirements of the Securities Act; provided that in each case such Eligible Holder represents that it is acquiring the Exchange Notes for its own account and that it is not acquiring such Exchange Notes with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof.

Registration Rights:	The Exchange Notes shall be subject to usual and customary registration rights for facilities of this type.

Governing Law:	New York.

Indemnification and
Expenses:	Same as the Bridge Loans.

Annex III-C-2

ANNEX IV

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex IV is attached.

The initial extensions of credit under the Facilities will, subject to the Funds Certain Provisions, be subject to satisfaction of the following conditions precedent:

(i)                                     The Offer shall have been, or shall substantially concurrently be, consummated in accordance with the terms of the Agreement and Plan of Merger, dated March 11, 2014 among Merger Sub, the Borrower and the Target (together with all Schedules and Exhibits thereto, the “Acquisition Agreement”) without giving effect to any amendment, change or supplement or waiver of any provision thereof (including any change in the purchase price) in any manner that is materially adverse to the interests of the Lenders or the Lead Arrangers without the prior written consent (not to be unreasonably withheld) of the Commitment Parties (it being understood that any reduction of the purchase price in respect of the Offer will be materially adverse to the Lenders and the Lead Arrangers, unless (x) such reduction is in the aggregate less than 10% of the purchase price payable on the date of the Commitment Letter pursuant to the Acquisition Agreement and (y) there is a concurrent reduction in the aggregate principal amount of the commitments in respect of the Term Loan Facilities and the Bridge Facility in an amount equal to such reduction (to be allocated amongst such Facilities on a pro rata basis).

(ii)                                  All representations and warranties under the Credit Documentation shall be made on the Closing Date; provided, however, the only representations and warranties the accuracy of which shall be a condition to the initial availability of the Facilities shall be (A) the Acquisition Agreement Representations (as defined below) and (B) the Specified Representations (as defined below) in all material respects.  “Acquisition Agreement Representations” shall mean such of the representations made by the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the breach of any such representations results in you or any of your affiliates having the right to terminate your or its obligations under the Acquisition Agreement (after giving effect to any applicable notice and cure period) or results in the failure of a condition precedent to your obligation to consummate the Acquisition pursuant to the Acquisition Agreement.  “Specified Representations” shall mean the representations and warranties in the Credit Documentation relating to:  (i) (A) corporate status of the Borrower and the Guarantors and (B) corporate power and authority to enter into the Credit Documentation by the Borrower and the other Guarantors, (ii) due authorization, execution, delivery and enforceability of the Credit Documentation by the Borrower and the Guarantors, (iii) no conflicts of the Credit Documentation with (x) charter documents of the Borrower and the Guarantors or (y) material laws, (iv) compliance with Federal Reserve margin regulations, OFAC, FCPA, the U.S.A. Patriot Act and Investment Company Act, (v) solvency of the Borrower and the Guarantors on a consolidated basis and on a pro forma basis for the Transaction (such representations to be substantially identical to those set forth in the Solvency Certificate attached as Annex V to the Commitment Letter (the “Solvency Certificate”)), and (vi) the creation, validity, priority and perfection of the security interests granted in the Collateral by the Borrower and the Guarantors on the Closing Date substantially concurrently with the initial funding of the Facilities (it being understood that to the extent any security interest in the Collateral (other than any Collateral of the Borrower and the Guarantors the security interest in which may be perfected by the filing of a UCC financing statement or the delivery of certificates evidencing equity interests of any material wholly-owned

Annex IV-1

domestic subsidiary of the Borrower) is not perfected on the Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense, the perfection of such security interest shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be perfected not later than 90 days (subject to extensions as may be agreed to by the applicable Administrative Agent in its sole discretion) after the Closing Date pursuant to arrangements to be mutually agreed).

(iii)                               Since November 2, 2013, there has not have been or occurred, any Target Material Adverse Effect.  “Target Material Adverse Effect” means any change, effect, event, occurrence or development which results in any change or effect that, individually or in the aggregate, (a) is materially adverse to the business, assets, financial condition, liabilities or results of operations of the Target and its Subsidiaries (as defined in the Acquisition Agreement), taken as a whole; provided that none of the following shall constitute or be deemed to contribute to a Target Material Adverse Effect or shall otherwise be taken into account in determining whether a Target Material Adverse Effect has occurred: any adverse effect arising out of, resulting from or attributable to (A) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, in the United States or globally, (B) changes generally affecting the industries or markets in which the Target or its Subsidiaries operate in the United States or globally, (C) changes or proposed changes in any applicable Law or GAAP (each as defined in the Acquisition Agreement), or the interpretations or enforcement thereof, (D) changes in global or national political conditions (including the outbreak or escalation of war, military action, sabotage or acts of terrorism) or changes due to natural disasters, (E) the effects of the actions or omissions specifically required of the Target under the Acquisition Agreement; (F) the effects of any breach, violation or non-performance of the Acquisition Agreement by Borrower or Merger Sub, (G) the negotiation, execution and delivery, announcement or pendency of the Acquisition Agreement and the Offer, the Merger (in each case defined in the Acquisition Agreement) and the transactions contemplated hereby or the consummation of the Offer, the Merger and the transactions contemplated hereby, including (i) the failure to deliver any notice, (ii) the failure to obtain any consent or approval, (iii) the failure to satisfy certain conditions or (iv) for violations, in each case of clauses (i) – (iv), under any Company Lease as contemplated by Section 4.4 of the Company Disclosure Letter, (as defined in the Acquisition Agreement), or the effect of any matters disclosed in Section 4.4 of the Company Disclosure Letter, or the loss of the service of any employees or officers of the Target or its Subsidiaries (which loss of service after the date of the Acquisition Agreement shall be deemed to arise out of, result from and be attributable to the announcement or pendency of the Acquisition Agreement and the Offer, the Merger and the transactions contemplated thereby unless such employee or officer shall have been terminated without cause by the Target or its Subsidiary or unless Borrower is able to prove that such loss of service was not in any way related to the negotiation, execution or delivery, announcement or pendency of the Acquisition Agreement, the Offer, the Merger or the transactions contemplated hereby or the consummation of the Offer, the Merger or the transactions contemplated hereby), or the taking of any action required or contemplated by the Acquisition Agreement or any Litigation (as defined in the Acquisition Agreement) resulting therefrom, and including the identity of, or the effect of any fact or circumstance relating to, Borrower or any of its Affiliates (as defined in the Acquisition Agreement), (H) the effects of termination of the Eddie Bauer Purchase Agreement (as defined in the Acquisition Agreement), including any Litigation resulting therefrom, (I) changes in the trading price or trading volume of Shares (as defined in the Acquisition Agreement) or change or announcement of potential change in the credit rating of the Target or its Subsidiaries, provided that the underlying cause of such changes may be taken into account in determining whether a Target Material Adverse Effect has occurred, and (J) any failure by the Target or its Subsidiaries to meet any revenue, earnings or other financial projections or forecasts,

Annex IV-2

although the underlying cause of such failure may be taken into account in determining whether a Target Material Adverse Effect has occurred, in the case of clauses (A), (B) and (D), to the extent that any such change, event, effect, occurrence, state of facts or development materially and disproportionately affects the Target and its Subsidiaries when compared with other Persons (as defined in the Acquisition Agreement) operating in the same industries or markets in which the Target and its Subsidiaries operate or (b) would prevent or materially impair or materially delay the ability of the Target to perform its obligations under the Acquisition Agreement or to consummate the transactions contemplated hereby.

(iv)                              The Administrative Agent under each Facility shall have received the Solvency Certificate from the Borrower’s chief financial officer in substantially the form attached hereto on Annex V.

(v)                                 The Administrative Agent under each Facility shall have received (A) customary opinions of counsel to the Borrower and the Guarantors, (B) customary corporate resolutions, customary closing date officer’s certificates certifying as to the satisfactions of the conditions precedent to the Facilities, customary secretary’s certificates appending such resolutions, charter documents and an incumbency certificate and information necessary for the Senior Administrative Agent to perform customary UCC lien searches prior to closing and compliance with flood hazard regulations and (C) a customary borrowing notice under each applicable Facility.

(vi)                              The Administrative Agent under each Facility shall have received:  (A) the audited consolidated balance sheets and related consolidated statements of operations, cash flows and shareholders’ equity of each of the Borrower and the Target for the three most recently completed fiscal years of the Borrower and the Target, respectively, ended at least 90 days before the Closing Date, accompanied by an unqualified report thereon by their respective independent registered public accountants; (B) the unaudited consolidated balance sheets and related statements of operations and cash flows of each of the Borrower and the Target for each subsequent fiscal quarter of the Borrower and the Target, respectively, ended at least 45 days before the Closing Date (the “Quarterly Financial Statements”); and (C) a pro forma balance sheet and related statement of operations of the Borrower and its subsidiaries (including the Acquired Business) as of and for the twelve-month period ending with the latest quarterly period of the Borrower covered by the Quarterly Financial Statements, in each case after giving effect to the Transaction (the “Pro Forma Financial Statements”), all of which financial statements shall be prepared in accordance with generally accepted accounting principles in the United States and comply with in all material respects the requirements of Regulation S-X under the Securities Act. The Lead Arrangers confirm receipt of the financial statements referred to in clause (A) for the Borrower and the Target for the fiscal years ended January 28, 2012 and February 2, 2013.

(vii)                           The Lead Arrangers under each Facility shall have received from the Borrower all information customarily provided by a borrower for inclusion in an Information Memorandum (the “Required Information”) not later than 15 consecutive business days prior to the Closing Date; provided that such 15 consecutive business day period shall (i) exclude July 3, 2014 which for purposes of such calculation shall not constitute a business day (the “Marketing Period”); provided further that if the Marketing Period has not been completed on or prior to August 15, 2014, then the Marketing Period shall not commence prior to September 2, 2014; provided that if Borrower in good faith reasonably believes that it has delivered the Required Information, Borrower may (but shall not be obligated to) deliver to the Administrative Agent written notice to that effect (stating when it believes it completed such delivery), in which case the required information shall be deemed to have been delivered on the date of such notice, unless Administrative

Annex IV-3

Agent in good faith reasonably believes that Borrower has not completed such delivery and, within three (3) business days after its receipt of such notice from Borrower, Administrative Agent delivers a written notice to Borrower to that effect (stating with specificity the portion or portions of the required information that Administrative Agent believes have not yet been delivered or are not complete or sufficient), in which case the required information shall be deemed to be delivered immediately upon the delivery by Borrower of provisions reasonably addressing the points contained in the notice.

(viii)                        With respect to the Bridge Facility, (a) one or more investment banks reasonably satisfactory to the Bridge Lead Arrangers (collectively, the “Investment Bank”) shall have been engaged to privately place the Notes, (b) the Investment Bank shall have received (i) a prospectus, offering memorandum or private placement memorandum (an “Offering Memorandum”) which shall be in customary complete form or which, with respect to the description of the Notes and any other parts thereof for which the Investment Bank’s or its advisors’ cooperation or approval is required for them to be complete, the Borrower shall have used its commercially reasonable efforts to cause it to be complete, and in either case, which Offering Memorandum shall contain information regarding the Borrower and the Acquired Business of the type and form customarily included in private placements under Rule 144A of the Securities Act and including financial statements, pro formas, business and other financial data of the type required in a registered offering on Form S-1 and otherwise containing information customary for Rule 144A offerings by first time issuers and, in the case of the annual financial statements, the auditors’ reports thereon, which financial information shall, at all times during the Bond Marketing Period (as defined below) be in compliance with the requirements of the Securities and Exchange Commission to permit a registration statement on Form S-1 to be declared effective (excluding information required by Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X and other information not customarily provided in an offering memorandum for a Rule 144A offering), and (ii) drafts of customary “comfort” letters (including “negative assurance” comfort) that independent accountants of the Borrower and the Acquired Business would be prepared to deliver upon completion of customary procedures in connection with the offering of the Notes (the “Required Bond Information”); provided that if Borrower in good faith reasonably believes that it has delivered the Required Bond Information, Borrower may (but shall not be obligated to) deliver to the Administrative Agent written notice to that effect (stating when it believes it completed such delivery), in which case the required information shall be deemed to have been delivered on the date of such notice, unless Administrative Agent in good faith reasonably believes that Borrower has not completed such delivery and, within three (3) business days after its receipt of such notice from Borrower, Administrative Agent delivers a written notice to Borrower to that effect (stating with specificity the portion or portions of the required information that Administrative Agent believes have not yet been delivered or are not complete or sufficient), in which case the required information shall be deemed to be delivered immediately upon the delivery by Borrower of provisions reasonably addressing the points contained in the notice, and (c) the Investment Bank shall have been afforded a period of at least 15 consecutive business days following the satisfaction of the condition set forth in clause (b) above to seek to offer and sell or privately place the Notes with qualified purchasers thereof (the “Bond Marketing Period”); provided that (i) such 15 consecutive business day period shall exclude July 3, 2014 (which shall not be included as a business day) and (ii) if the Bond Marketing Period has not been completed on or prior to August 15, 2014, then the Bond Marketing Period shall not commence prior to September 2, 2014.

(viii)                        All fees due to the Administrative Agents, the Lead Arrangers and the Lenders under the Fee Letter and the Commitment Letter to be paid on or prior to the Closing Date, and all expenses to be paid or reimbursed under the Commitment Letter to the Administrative Agents

Annex IV-4

and the Lead Arrangers on or prior to the Closing Date that have been invoiced at least three business days prior to the Closing Date, shall have been paid, in each case, from the proceeds of the initial funding under the applicable Facilities.

(ix)                              The Refinancing shall have been, or shall concurrently with the initial funding of the Facilities be, consummated or arrangements for such Refinancing (reasonably satisfactory to the Administrative Agents) shall have been established substantially concurrently with the initial funding of the Facilities; provided that capital leases, intercompany indebtedness, letters of credit, indebtedness of the Acquired Business permitted by the Acquisition Agreement and capital leases and other ordinary course debt of the Borrower and its subsidiaries not to exceed $10.0 million and other indebtedness reasonably agreed to by the Arranger (collectively, the “Retained Debt”), will be allowed to remain outstanding after the Closing Date.

(x)                                 The Borrower and each of the Guarantors shall have provided the documentation and other information to the Administrative Agents that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, at least 5 business days prior to the Closing Date to the extent such information has been requested at least 10 business days prior to the Closing Date.

(xi)                              With respect to the ABL Facility, the ABL Administrative Agent shall have received a completed Borrowing Base certificate as of the last day of the most recent month ending at least 15 days prior to the Closing Date.

Annex IV-5

ANNEX V

SOLVENCY CERTIFICATE(1)

[          ], 201[  ]

This SOLVENCY CERTIFICATE (this “Certificate”) is delivered in connection with that certain Credit Agreement dated as of [          ], 201[  ] (as amended, supplemented, amended and restated, replaced, or otherwise modified from time to time, the “Credit Agreement”) among The Men’s Wearhouse, Inc., a Texas corporation (the “Borrower”), [                        ], as administrative agent and collateral agent, the financial institutions from time to time party thereto as lenders and the other parties thereto.  Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

In my capacity as a Responsible Officer of Company (as defined below), and not in my individual or personal capacity, I believe that:

1.             Company (as used herein “Company” means the Borrower and its subsidiaries, taken as a whole) is not now, nor will the incurrence of the obligations under the Credit Agreement and the consummation of the Acquisition on the Closing Date, on a pro forma basis, render Company “insolvent” as defined in this paragraph; in this context, “insolvent” means that (i) the fair value of assets is less than the amount that will be required to pay the total liability on existing debts as they become absolute and matured, (ii) the present fair salable value of assets is less than the amount that will be required to pay the probable liability on existing debts as they become absolute and matured (iii) it is unable to meet its obligations as they generally become due, or (iv) it ceases to pay its current obligations in the ordinary course of business as they generally become due, or (v) its aggregate property is not, at a fair valuation, sufficient, or if disposed of at a fairly conducted sale under legal process, would not be, sufficient to enable payment of all obligations, due and accruing due.  The term “debts” as used in this Certificate includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent and “values of assets” shall mean the amount of which the assets (both tangible and intangible) in their entirety would change hands between a willing buyer and a willing seller, with a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under compulsion to act.

2.             As of the date hereof, after giving effect to the incurrence of the obligations under the Credit Agreement and the consummation of the other Transactions on the Closing Date, the Company is able to pay its debts as they become absolute and mature.

3.             The incurrence of the obligations under the Credit Agreement and the consummation of the other Transactions on the Closing Date, on a pro forma basis, will not leave Company with property remaining in its hands constituting “unreasonably small capital.”  I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on my current assumptions regarding the needs and anticipated needs

(1)                                 Defined terms to be aligned with those in the applicable definitive Credit Agreement, but consistent with this form of solvency certificate.

Annex V-1

for capital of the businesses conducted or anticipated to be conducted by Company in light of projected financial statements and available credit capacity, which current assumption I do not believe to be unreasonable in light of the circumstances applicable thereto.

Annex V-2

I represent the foregoing information is provided to the best of my knowledge and belief and execute this Certificate as of the date first above written.

THE MEN’S WEARHOUSE, INC.

By:
Name:
Title:

Signature Page to Solvency Certificate